UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Northrop Grumman Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Reg. (S) 240.14a-101

SEC 1913 (3-99)

April 12, 2004

Dear Fellow Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend Northrop Grumman Corporation’s 2004 Annual Meeting of Stockholders. This year’s meeting will be held at 10:00 a.m. Tuesday, May 18, 2004, at the company’s Space Technology operating sector, located at One Space Park, Redondo Beach, California. I look forward to personally greeting those of you who are able to attend the meeting. If you are unable to join us in person, the meeting will be Web cast through the Northrop Grumman Web site at www.northropgrumman.com.

The notice of meeting and proxy statement accompanying this letter describes the specific business to be acted upon. In addition, I will provide a report on the company and will entertain questions of general interest to the shareholders.

Your vote is important. Please review the instructions on the proxy or voting instruction card. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a proxy or voting instruction card.

Thank you for your ongoing support of and continued interest in Northrop Grumman Corporation.

Sincerely,

Ronald D. Sugar

Chairman, CEO

and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

NOTICE

The Annual Meeting of Stockholders of Northrop Grumman Corporation (the “Company”) will be held on Tuesday, May 18, 2004 at 10:00 a.m. at the Space Technology Presentation Center, One Space Park, Redondo Beach, California 90278.

Stockholders at the close of business on March 22, 2004 are entitled to vote at the Annual Meeting. The following items are on the agenda:

(1)	Election of five Class I directors, each for a three year term expiring in 2007;

(2)	Proposal to ratify the appointment of Deloitte & Touche LLP as Northrop Grumman’s independent auditors for fiscal year ending December 31, 2004;

(3)	Stockholder proposal regarding criteria for military contracts;

(4)	Stockholder proposal regarding the classified board;

(5)	Other business as may properly come before the Annual Meeting or any adjournments thereof.

By order of the Board of Directors,

John H. Mullan

Corporate Vice President and Secretary

1840 Century Park East

Los Angeles, California 90067

April 12, 2004

IMPORTANT

To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card for which a return envelope is provided. No postage is required if mailed in the United States.

You may also vote by telephone or over the Internet. For instructions on electronic voting please see page 2 of this Proxy Statement or the proxy card.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is issued in connection with solicitation of the enclosed proxy by the Board of Directors of Northrop Grumman Corporation (the “Company” or “Northrop Grumman”) for use at the Company’s 2004 Annual Meeting of Stockholders (the “Annual Meeting”). The Company’s principal office is located at 1840 Century Park East, Los Angeles, California, 90067. This proxy material will be sent to stockholders beginning approximately April 12, 2004.

OUTSTANDING SECURITIES

On March 22, 2004 there were 180,568,034 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), outstanding. Holders of record at the close of business on that date are entitled to vote at the Annual Meeting. Each share is entitled to one vote.

VOTING AT THE MEETING OR BY PROXY

Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting in accordance with the stockholder’s instructions. If no instructions are given, the shares will be voted according to the Board of Directors’ recommendations. Therefore, if no instructions are given, the persons named on the card will vote FOR Proposal One to elect the five director nominees listed under “Election of Directors”, FOR Proposal Two to ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the year ending December 31, 2004, AGAINST Proposal Three, the stockholder proposal regarding criteria for military contracts and AGAINST Proposal Four, the stockholder proposal regarding the classified board. If shares are held on your behalf under any of the Company Savings Plans, the proxy serves to provide confidential instructions to the plan Trustee or Voting Manager who then votes the shares. In addition, the instructions given by plan participants who return their proxies will serve as instructions to the Trustee or Voting Manager with respect to shares held on behalf of those participants from whom no proxies are received. Under these instructions, the applicable Trustee or Voting Manager will vote the respective plan shares in the same proportion as shares held under the plan for which voting directions have been received. Participants are treated as “named fiduciaries” under ERISA when directing the Trustee or Voting Manager on the voting of shares.

A stockholder who executes a proxy/voting instruction may revoke it at any time before its exercise by delivering a written notice of revocation to the Corporate Secretary or by signing and delivering another proxy that is dated later. A stockholder attending the meeting in person may revoke the proxy/voting instruction by giving notice of revocation to an inspector of election at the meeting or voting at the meeting. If any other matters are properly brought before the meeting, the enclosed proxy/voting instruction card gives discretionary authority to the persons named on the card to vote the shares in their best judgment.

With respect to the election of directors, stockholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. There is no box to “abstain”, but checking the box on the enclosed proxy/voting instruction card that withholds authority to vote for a nominee is the equivalent of abstaining. The five nominees receiving the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. With respect to any proposal other than the election of directors, stockholders may vote in favor of the proposal, or against the proposal, or abstain from voting.

Brokers who hold shares of Common Stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange (“NYSE”) are permitted to vote their clients’ proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are “non-discretionary” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes”. There are no broker non-votes on the election of directors (Proposal One) and the ratification of auditors (Proposal Two) as these are discretionary items. Broker non-votes will have no effect on the two stockholder proposals (Proposals Three and Four).

The presence in person or by proxy of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum at the annual meeting. Both abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

VOTING BY TELEPHONE OR THE INTERNET

Registered stockholders and participants in the Company Savings Plan may vote their shares over the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. The voting procedures available to registered shareholders for the Annual Meeting are designed to authenticate each stockholder, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Registered stockholders and plan participants may go to http://www.eproxyvote.com/noc to vote on the Internet. After following the instructions given to authenticate themselves, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen, and the voter will be prompted to submit or revise them as desired. Any registered stockholder or plan participant using a touch-tone telephone may also vote by calling 1-877-779-8683 (toll-free) and following the recorded instructions.

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy/voting instruction card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent.

The method of voting used will not limit a stockholder’s right to attend the Annual Meeting.

VOTING SECURITIES

Stock Ownership of Certain Beneficial Owners

On December 31, 2003, there were 181,108,105 shares of the Company’s Common Stock outstanding. The following entities beneficially owned, to the Company’s knowledge, more than five percent of the outstanding Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Research and Management Company 333 South Hope Street, Los Angeles, CA 90071	16,386,030 shares	(a)	9.05%
FMR Corp. 82 Devonshire Street, Boston, MA 02109	10,301,182 shares	(b)	5.69%
State Street Bank and Trust Company 225 Franklin Street, Boston, MA 02110	10,034,730 shares	(c)	5.54%

(a)	This information was provided by Capital Research and Management Company (“Capital Research”) in a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 13, 2004. According to Capital Research, as of December 31, 2003, Capital Research had sole dispositive power over 16,386,030 shares.

(b)	This information was provided by FMR Corp. (“FMR”) in a Schedule 13G filed February 17, 2004. According to FMR, as of December 31, 2003, FMR had sole voting power over 719,391 shares and sole dispositive power over 10,301,182 shares.

(c)	This information was provided by State Street Bank and Trust Company (“State Street”) in a Schedule 13G filed with the SEC on February 5, 2004. According to State Street, as of December 31, 2003, State Street had sole voting power over 4,338,876 shares, shared voting power over 5,319,129 shares, sole dispositive power over 10,016,751 shares and shared dispositive power over 17,979 shares. This total includes 5,249,978 shares held for the account of employee participants in the Employee Stock Ownership portion of the Northrop Grumman Savings and Investment Plan for which State Street acts as a trustee.

Stock Ownership of Officers and Directors

The following table shows beneficial ownership (as defined by applicable rules for proxy statement reporting purposes) of the Company’s Common Stock as of March 22, 2004 (the Annual Meeting record date) by each director and nominee, by the Chief Executive Officer, the former Chief Executive Officer who retired from that position effective April 1, 2003 and the other five most highly compensated executive officers (collectively, the “Named Executive Officers”) and all directors and executive officers as a group. Together these individuals own less than 1% of the outstanding Common Stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares owned by such person. No family relationship exists between any of the directors or executive officers of the Company.

	Shares of Common Stock Beneficially Owned		Options Exercisable Within 60 Days	Share Equivalents(1)
Directors
John T. Chain, Jr.	2,342		11,500	736
Lewis W. Coleman	2,867	(2)	4,500	1,428
J. Michael Cook	400		0	0
Vic Fazio	1,504		6,000	815
Phillip Frost	23,747	(3)	11,000	736
Charles R. Larson	646		4,500	60
Charles H. Noski (4)	383	(5)	1,500	715
Jay H. Nussbaum	912		3,000	0
Philip A. Odeen	4,457	(6)	55,070	2,444
Aulana L. Peters	4,859		10,500	1,021
Kevin W. Sharer	1,000		0	0
John Brooks Slaughter	1,171		10,047	0
Named Executive Officers
Ronald D. Sugar (7)	40,980	(8)	38,750	0
Herbert W. Anderson	23,174		92,624	1,519
Robert P. Iorizzo	8,963		28,750	0
Donald C. Winter	7,237		88,393	3,894
W. Burks Terry	19,068		39,148	1,732
Kent Kresa (9)	495,206	(10)	377,799	5,673
Richard B. Waugh, Jr. (11)	38,852	(12)	108,045	0
Directors and Executive Officers as a Group (30 persons)	781,968		1,158,462	27,927

(1)

Share equivalents for directors represent non-voting deferred stock units acquired under the 1993 Stock Plan for Non-Employee Directors which are paid out in shares of Common Stock at the conclusion of a director-specified deferral period. The share equivalents for Mr. Odeen are held as follows: 1,405 in the Northrop Grumman Space & Mission Systems Corp. Savings Plan and 1,039 in the Northrop Grumman Space & Mission Systems Corp. Deferred Compensation Plan; the share equivalents for Dr. Winter are held as follows: 1,826 in the Northrop Grumman Space & Mission Systems Corp. Savings Plan and 2,068 in the Northrop Grumman Benefits Equalization Plan. The other Named Executive Officers hold share equivalents with pass-through voting rights in the Northrop Grumman Savings and Investment Plan.

(2)	These shares are held in the Coleman Family Trust of which Mr. Coleman and his spouse are trustees.

(3)	20,961 shares are held in the Frost Gamma Investments Trust of which Dr. Frost is trustee.

(4)	Mr. Noski was elected Corporate Vice President and Chief Financial Officer effective December 1, 2003.

(5)	Shares are held in the Charles H. Noski and Lisa J. Noski Revocable Trust of which Mr. Noski and his spouse are trustees.

(6)	2,143 shares are held in the Odeen Charitable Retirement Unitary Trust of which Mr. Odeen is trustee.

(7)	Dr. Sugar is also Chairman of the Board.

(8)	26,299 shares are held in the R. D. Sugar Revocable Trust of which Dr. Sugar is trustee.

(9)	Mr. Kresa retired as Chief Executive Officer effective April 1, 2003 and as Chairman of the Board effective October 1, 2003.

(10)	452,508 shares are held in the Kresa Family Trust of which Mr. Kresa is trustee.

(11)	Mr. Waugh retired as Corporate Vice President and Chief Financial Officer effective December 1, 2003.

(12)	31,757 shares are held in the Waugh Family Trust of which Mr. Waugh and his spouse are trustees.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for a classified Board of Directors. Five directors in Class I will be elected at the 2004 Annual Meeting to hold office for three years until the 2007 Annual Meeting of Stockholders or until their successors have been elected and qualified. The four Class II directors will continue in office until the 2005 Annual Meeting of Stockholders or until their successors have been elected and qualified. The four Class III directors will continue in office until the 2006 Annual Meeting of Stockholders or until their successors have been elected and qualified.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the five Class I Director Nominees listed in the table below. Each of the five Class I Director Nominees has consented to serve, and the Board does not know of any reason why any of them would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting (for example, due to serious illness), the Board can either reduce its size or designate a substitute nominee. If any nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

The following information, furnished with respect to each of the five nominees for election as a Class I director, and each of the four Class II and four Class III directors, is obtained from the Company’s records or from information furnished directly by the individual to the Company. All the nominees are presently serving on the Board of Directors. Mr. Coleman and Ms. Peters are standing for reelection by the shareholders. Messrs. Cook, Odeen and Sharer are standing for election by the stockholders for the first time. Mr. Odeen was elected by the Board of Directors in February 2003. As Chairman of TRW Inc. during its acquisition by the Company, Mr. Odeen was identified by the Nominating and Corporate Governance Committee and elected following the conclusion of the acquisition. The Nominating and Corporate Governance Committee engaged an independent search firm to assist the Committee in identifying and evaluating additional candidates for the Board. The search firm evaluated a number of possible candidates and presented them to the Nominating and Corporate Governance Committee. Two of these candidates were Mr. Cook, who had initially been brought to the attention of the Committee by Mr. Noski and Mr. Sharer, who had initially been brought to the attention of the Committee by Dr. Sugar. Based on the Nominating and Corporate Governance Committee’s evaluation of the candidates and a recommendation to the Board, the Board elected Messrs. Cook and Sharer in December 2003. The search firm received a fee for its services.

NOMINEES FOR DIRECTOR — CLASS I

LEWIS W. COLEMAN, 62.	President, Gordon and Betty Moore Foundation, an environmental, educational and scientific research foundation.

Director since 2001

Mr. Lewis W. Coleman became President of the Gordon and Betty Moore Foundation in January 2001. In December 2000, he resigned as Chairman of Banc of America Securities, LLC, a subsidiary of Bank of America Corporation after having served in that position since joining Banc of America Securities, LLC in December 1995. Prior to that, he spent ten years at BankAmerica Corporation where he held various positions including Chief Financial Officer, head of World Banking Group and head of Capital Markets. Previous to that he spent thirteen years with Wells Fargo & Co. in a variety of wholesale and retail banking positions. He is also on the Board of Directors of Chiron Corporation.

J. MICHAEL COOK, 61.	Retired Chairman and Chief Executive Officer, Deloitte & Touche LLP.

Director since 2003

Mr. J. Michael Cook retired as Chairman and Chief Executive Officer of Deloitte & Touche LLP in 1999 after having served in that position since 1989. A member of the Accounting Hall of Fame, Mr. Cook has served as Chairman of several professional organizations, including the Financial Accounting Foundation, the American Institute of Certified Public Accountants and the World Congress of Accountants. He is a former member of the Board of Trustees of the Center for Strategic & International Studies, and was a member of the National Association of Corporate Directors’ Blue Ribbon Commission on Corporate Governance. Mr. Cook is currently Chairman of the GAO Accountability Advisory Council, which provides guidance to the Comptroller General of the United States and other GAO executives and is also a director of The Dow Chemical Company, International Flavors & Fragrances, Comcast Corporation and the Fidelity Group of Mutual Funds.

PHILIP A. ODEEN, 68.	Retired Chairman, TRW Inc.

Director since 2003

Mr. Philip A. Odeen served as non-employee Chairman and a director of TRW Inc. from February 2002 until December 2002. From 2000 to 2002, he was Executive Vice President, Washington Operations of TRW and from 1998 to 2000 he was Executive Vice President and General Manager, TRW Systems & Information Technology. Mr. Odeen joined TRW in 1997 when it acquired BDM International, Inc. where he had served as President, Chief Executive Officer and director from 1992 to 1997. Previously, Mr. Odeen was Vice Chairman, Management Consulting Services at Coopers & Lybrand after serving 13 years as managing partner of the firm’s public sector practice. He has served in senior positions with the Office of the Secretary of Defense and the National Security Council staff and was principal Deputy Assistant Secretary of Defense (Systems Analysis). Mr. Odeen has chaired the National Defense Panel and is a member and former vice chairman of the Defense Science Board and is a member of the Chief of Naval Operations Executive Panel. He is a director of Avaya Inc., Convergys Corp., Reynolds and Reynolds Company and the AES Corporation.

AULANA L. PETERS, 62.	Retired Partner, Gibson, Dunn & Crutcher.

Director since 1992

Ms. Aulana L. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1980 to 1984 and 1988 to December 2000. From 1984 to 1988, she served as a Commissioner of the Securities and Exchange Commission. From January 2001 to April 2002, Ms. Peters served as a member of the Public Oversight Board of the American Institute of Certified Public Accountants. Ms. Peters has also served as a member of the Financial Accounting Standards Board Steering Committee for its Financial Reporting Project and as a member of the Public Oversight Board’s Panel on Audit Effectiveness. Currently Ms. Peters serves on the U.S. Comptroller General’s Accountability Advisory Council. Ms. Peters is a director of 3M Corporation, Merrill Lynch & Co., Inc. and Deere & Company.

KEVIN W. SHARER, 55.	Chairman, Chief Executive Officer and President, Amgen Inc., a biotechnology company.

Director since 2003

Mr. Kevin W. Sharer has served as Chairman of the Board of Amgen since December 2002 and as chief executive officer since May 2000. Mr. Sharer joined Amgen in 1992 as president, chief operating officer and member of the board of directors. Before joining Amgen, Mr. Sharer was executive vice president and president of the Business Markets Division at MCI Communications. Prior to MCI, he served in a variety of executive capacities at General Electric, and was a consultant for McKinsey & Company. Mr. Sharer serves on the board of directors of 3M, Unocal Corporation and the U.S. Naval Academy Foundation. He is chairman of the board of trustees of the Los Angeles County Museum of Natural History and a member of The Business Council.

Vote Required

The vote of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FIVE NOMINEES FOR DIRECTOR LISTED ABOVE.

CONTINUING DIRECTORS — CLASS II

PHILLIP FROST, 67.	Chairman of the Board and Chief Executive Officer, IVAX Corporation, a pharmaceutical company.

Director since 1996

Dr. Phillip Frost has served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of the Board of Trustees of the University of Miami and is a member of the Board of Governors of the American Stock Exchange.

CHARLES H. NOSKI, 51.	Corporate Vice President and Chief Financial Officer, Northrop Grumman Corporation.

Director since 2002

Mr. Charles H. Noski was elected Corporate Vice President and Chief Financial Officer of Northrop Grumman effective December 1, 2003. Prior to his election to the Northrop Grumman Board of Directors in 2002, he had retired from the position of Vice Chairman at AT&T. Mr. Noski joined AT&T in 1999 as Senior Executive Vice President and Chief Financial Officer and was named Vice Chairman of AT&T’s Board of Directors in 2002. Mr. Noski relinquished the position of Chief Financial Officer in June 2002 and retired from AT&T in November 2002, once its restructuring was completed with the merger of AT&T Broadband with Comcast Corp. Prior to joining AT&T, Mr. Noski was President, Chief Operating Officer, and a member of the board of directors of Hughes Electronics Corporation, a publicly-traded subsidiary of General Motors Corporation in the satellite and wireless communications business. From 1992 to 1996, he was corporate senior vice president and chief financial officer of Hughes and was elected vice chairman in 1996. Mr. Noski was a partner at Deloitte & Touche prior to joining Hughes as corporate vice president and controller in 1990. He is a member of the American Institute of Certified Public Accountants and a past member of the Financial Accounting Standards Advisory Council. Mr. Noski is a director of Microsoft Corporation.

JAY H. NUSSBAUM, 60.	Executive Vice President, BearingPoint, Inc., a consulting company.

Director since 2001

Mr. Jay H. Nussbaum became an Executive Vice President of Bearing Point, Inc. (formerly KPMG Consulting, Inc.) in January 2002. From October 1998 to December 2001, he was Executive Vice President for Oracle Service Industries and was a member of Oracle Corporation’s Executive Committee. He joined Oracle in 1991 as the Senior Vice President and General Manager of what was then Oracle Federal. Mr. Nussbaum also spent 24 years at Xerox Corporation where his last position was President, Integrated Systems Operations. Mr. Nussbaum has served as a member of advisory boards and committees for the University of Maryland and has served in various advisory capacities at George Mason University and James Madison University. He is also on the board of directors of Sideware, Inc. and MicroStrategy, Inc.

JOHN BROOKS SLAUGHTER, 70.	President and Chief Executive Officer, National Action Council for Minorities in Engineering, Inc.

Director since 1993

Dr. John Brooks Slaughter has been President and Chief Executive Officer of the National Action Council for Minorities in Engineering since June 2000. From August 1999 to May 2000, he held the position of Melbo Professor of Leadership in Education at the University of Southern California, a position he assumed in August 1999. From 1988 to July 1999, Dr. Slaughter was President of Occidental College in Los Angeles and from 1982 to 1988 he was Chancellor of the University of Maryland College Park. Prior positions have included Director of the National Science Foundation, Academic Vice President and Provost of Washington State University and Assistant Director for Astronomics, Atmospherics, Earth and Ocean Sciences at the National Science Foundation. Dr. Slaughter is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences and is a director of Solutia, Inc. and International Business Machines Corporation.

CONTINUING DIRECTORS — CLASS III

JOHN T. CHAIN, JR., 69.	General, United States Air Force (Ret.) and Chairman of the Board, Thomas Group, a management consulting company.

Director since 1991

General John T. Chain, Jr. has been Chairman of Thomas Group, Inc. since May 1998 and has been a member of the Board of Directors of Thomas Group since May 1995. He also served as the President of Quarterdeck Equity Partners, Inc. from December 1996 to December 2002. He served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation from November 1995 to March 1996, and as an Executive Vice President of Burlington Northern from 1991 to 1995. During his military career, General Chain’s commands included military assistant to the Secretary of the Air Force, Director of Politico-Military Affairs, Department of State and Chief of Staff of Supreme Headquarters Allied Powers Europe. After serving as Commander in Chief, Strategic Air Command, he retired from the Air Force in February 1991. General Chain serves as a director of R.J. Reynolds, Inc., Kemper Insurance Company and ConAgra Foods, Inc.

VIC FAZIO, 61.	Senior Partner, Clark & Weinstock, a consulting firm.

Director since 2000

Mr. Vic Fazio became a senior partner at Clark & Weinstock, a strategic communications consulting firm in 1999, after serving as a Member of Congress for 20 years representing California’s third congressional district. During that time he served as a member of the Armed Services, Budget and Ethics Committees and was a member of the House Appropriations Committee where he served as Subcommittee Chair or ranking member for 18 years. Mr. Fazio was a member of the elected Democratic Leadership in the House from 1991-1998 including four years as Chair of the Democratic Caucus, the third ranking position in the party. From 1975 to 1978, Mr. Fazio served in the California Assembly and was a member of the staff of the California Assembly Speaker from 1971 to 1975. He is a member of numerous boards including The Electricity Innovation Institute, The California Institute, Coro National Board of Governors, the Campaign Finance Institute, the Faith & Politics Institute, the Bryce Harlow Foundation and the Board of Visitors, The University of California at Davis. Mr. Fazio serves as a director of Ice Energy, LLC.

CHARLES R. LARSON, 67.	Admiral, United States Navy (Ret.).

Director since 2002

Admiral Charles R. Larson has served as a consultant on defense, foreign policy and education issues to government and industry since retiring from the United States Navy in 1998. He served as commander in the Pacific from 1991 to 1994, when he was responsible for 350,000 personnel and the readiness of all U.S. forces in the theater. He was the first Naval officer selected to be a White House Fellow and also served as Naval aide to a president, and previously was Superintendent of the U.S. Naval Academy, first from 1983 to 1986, and again from 1994 to 1998. His decorations include the Defense Distinguished Service Medal, seven Navy Distinguished Service Medals, three Legions of Merit, Bronze Star Medal, Navy Commendation and the Navy Achievement Medal. He is vice chairman of the board of regents of the University System of Maryland and is chairman of the board of directors of the U.S. Naval Academy Foundation. He serves on the board of directors of Edge Technologies, Inc. and the Atlantic Council.

RONALD D. SUGAR, 55.	Chairman, Chief Executive Officer and President, Northrop Grumman Corporation

Director since 2001

Dr. Ronald D. Sugar was elected Chairman of the Board of Northrop Grumman effective October 1, 2003. He was named the Chief Executive Officer effective April 1, 2003, after having served as President and Chief Operating Officer since September 2001. He served as President and Chief Executive Officer of Litton Industries, Inc. when it became a subsidiary of Northrop Grumman in April 2001, and was also elected Corporate Vice President and a member of the Board of Directors of Northrop Grumman at that time. He joined Litton Industries as President and Chief Operating Officer in June 2000 and was elected to the Board of Directors of Litton Industries in September 2000. Dr. Sugar served as President and Chief Operating Officer of TRW Aerospace & Information Systems and as a Member of the Chief Executive Office of TRW, Inc. from October 1998 to June 2000. He joined TRW in 1981 and served as Executive Vice President and Chief Financial Officer from 1994 to 1996 and Executive Vice President and General Manager of the TRW Automotive Electronics Group from 1996 to 1998. He is a Governor of the Aerospace Industries Association and is a Trustee of the Association of the United States Army, the Los Angeles Philharmonic Association, the University of Southern California, and the Boys and Girls Clubs of America.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has Audit, Compensation and Management Development, Nominating and Corporate Governance, Finance and Compliance, Public Issues and Policy Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the Annual Meeting. Each of the Audit, Compensation and Management Development, Nominating and Corporate Governance and Compliance, Public Issues and Policy Committees is composed entirely of independent directors under SEC and NYSE rules, as applicable. The membership of each committee is as follows, with the chairperson listed first:

Audit	Compensation and Management Development	Nominating and Corporate Governance	Finance	Compliance, Public Issues and Policy
John Brooks Slaughter Lewis W. Coleman J. Michael Cook Vic Fazio Charles R. Larson Aulana L. Peters	John T. Chain, Jr. Lewis W. Coleman Phillip Frost Jay H. Nussbaum Kevin W. Sharer	Phillip Frost John T. Chain, Jr. Vic Fazio Charles R. Larson Aulana L. Peters	Lewis W. Coleman John T. Chain, Jr. Phillip Frost Jay H. Nussbaum Philip A. Odeen Kevin W. Sharer	Aulana L. Peters J. Michael Cook Vic Fazio Charles R. Larson John Brooks Slaughter

Audit Committee

The Audit Committee meets periodically with management and with both the Company’s independent auditors and the Company’s Vice President of Internal Audit to review audit results and the adequacy of and compliance with the Company’s system of internal controls. In addition, the Audit Committee appoints or discharges the Company’s independent auditors, and reviews and approves auditing services and non-prohibited non-audit services to be provided by the independent auditors to evaluate the impact of undertaking such added services on the independence of the auditors. The responsibilities of the Audit Committee are more fully described in the Audit Committee Report on page 22 and the Audit Committee Charter which is Exhibit A. The Board of Directors has determined that all members of the Audit Committee are financially literate. Further, the Board has determined that Messrs. Coleman and Cook and Ms. Peters possess accounting or related financial management expertise within the meaning of the NYSE listing standards and that each qualify as an “audit committee financial expert” as defined under applicable SEC rules. Mr. Cook and Ms. Peters each serve on three other public companies’ audit committees. The Board of Directors has determined that service on three other audit committees would not impair either Mr. Cook’s or Ms. Peters’ ability to serve effectively on the Company’s Audit Committee and that the expertise and experience of both individuals is invaluable to the Audit Committee. The Audit Committee held fourteen meetings in 2003.

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”) recommends to the Board of Directors the base salary and incentive compensation of the Chief Executive Officer and President and takes final action with respect to base salary and incentive compensation for the other elected officers and key employees. It reviews the Company’s compensation policies and management actions to assure the succession of qualified officers. The Compensation Committee also establishes the Company’s annual performance objectives under the incentive compensation plans and recommends to the Board of Directors the amounts to be appropriated for awards under such plans. The Compensation Committee grants awards under and administers the Company’s Stock Plans (as defined below) and recommends to the Board of Directors all compensation plans in which Company officers are eligible to participate. The responsibilities of the Compensation Committee are more fully described in the Compensation Committee Charter which can be found on the Company’s website (www.northropgrumman.com). The Compensation and Management Development Committee held eight meetings in 2003.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee employs a third party search firm to assist it in identifying candidates for director. The Committee also receives suggestions for director candidates from Board Members. The Committee then reviews candidates to serve as directors, consistent with criteria approved by the Board, and recommends to the Board of Directors nominees for election. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest or other consideration that might prevent service on the Board of Directors. Each candidate must be willing to submit to the background check necessary for obtaining a top secret clearance that is a requirement for continued Board membership. In evaluating candidates, the Committee also considers the integrity and reputation of the individual as well as the particular skills and experience most beneficial to the Board at that time. In making its selection, the Committee bears in mind that the foremost responsibility of a Northrop Grumman director is to represent the interests of the stockholders as a whole.

The Committee will consider nominees recommended by stockholders if such nominations have been submitted in writing, accompanied both by a description of the proposed nominee’s qualifications and an indication of the consent of the proposed nominee and relevant biographical information. The recommendation should be addressed to the Nominating and Corporate Governance Committee in care of the Secretary of the Company. The Company will evaluate candidates recommended by stockholders in the same manner as candidates identified by the Committee. The Company has not had any director candidates put forward by a shareholder or group of shareholders who beneficially owned more than 5 percent of the Company’s stock for at least one year.

The Committee also reviews matters involving corporate governance in general, oversees the evaluation of the board and makes recommendations to the Board of Directors for action. The responsibilities of the Nominating and Corporate Governance Committee are more fully described in the Committee Charter which can be found on the Company’s website (www.northropgrumman.com). The Nominating and Corporate Governance Committee held five meetings in 2003.

Finance Committee

The Finance Committee reviews and makes recommendations concerning proposed dividend actions and issuance or redemption of debt or equity securities. The Finance Committee considers and makes recommendations for final action by the Board on capital structure, contracts, programs, acquisitions, mergers or divestments of an unusual or material nature. The Finance Committee also reviews the investment performance of the employee benefit plans, capital asset requirements and short-term investment policy when appropriate. The Finance Committee held six meetings in 2003.

Compliance, Public Issues and Policy Committee

The Compliance, Public Issues and Policy Committee reviews and monitors the Northrop Grumman Employees Political Action Committee and makes policy and budget recommendations to the Board on proposed charitable contributions and aid to higher education. The Committee reviews and monitors the Company’s policies and programs for ethics and business conduct, equal opportunity and diversity plans and programs, and environmental, health and safety policies and procedures. This Committee also reviews and approves the Company’s policy for engaging the services of consultants and commission agents. The Compliance, Public Issues and Policy Committee held four meetings in 2003.

BOARD AND COMMITTEE MEETINGS

During 2003, the Board held ten meetings and the committees described above held 37 meetings. Average attendance at all such meetings was 97%. Each director attended at least 89% of the total number of board and committee meetings he or she was eligible to attend. Board members are expected to attend the Annual Meeting of Stockholders except where the failure to attend is due to unavoidable circumstances. All directors who were members of the Board of Directors at that time attended the 2003 Annual Meeting.

COMPENSATION OF DIRECTORS

During 2003, the Company paid each director, who had served the full year, an annual retainer of $50,000 and each committee chairperson a retainer of $5,000, with the exception of the Audit Committee Chairperson, who received an annual retainer of $7,500. The per meeting fee for Audit Committee members was $1,500 for each Audit Committee meeting attended and the per meeting fees for other committee meetings and Board meetings was $1,000. Any director who performs extraordinary services for the Board at the request of the Chairman of the Board or the chairperson of a committee is paid $1,000 per day. Directors are reimbursed for all reasonable expenses in attending these meetings and in performing extraordinary services. Directors who are employees of the Company do not receive any compensation for their service as directors.

The 1993 Stock Plan For Non-Employee Directors provides that 30% of the retainer earned by each director is paid in shares of Common Stock, issued following the close of the fiscal year. In addition, directors may defer payment of all or a portion of their remaining retainer fees, committee chairperson retainer fees and/or Board and committee meeting fees. Deferred compensation may either be distributed in shares of Common Stock, issued after the close of the fiscal year, or placed in a stock unit account until the conclusion of a director-specified deferral period, generally for a minimum of two years from the time the compensation is earned. All deferral elections must be made prior to the beginning of the year for which the retainer and fees will be paid. Directors are credited with dividend equivalents in connection with the shares of Common Stock, which are distributed early in the year following the year earned or deferred into the stock unit account at their election.

The 1995 Stock Option Plan for Non-Employee Directors, as amended, provides for the annual grant of options to each non-employee director to purchase 1,500 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date. On May 27, 2003, each non-employee director received an automatic grant of options to purchase 1,500 shares of Common Stock with an exercise price of $87.96 per share. The options are immediately exercisable on the grant date and have a term of ten years. If the individual ceases to serve as a director, the options continue to be exercisable for the lesser of five years or the expiration of the original term of the options. If termination is for cause, the options terminate when the director ceases to serve.

Under the Northrop Grumman Non-Employee Directors Equity Participation Plan (the “Equity Plan”) outside directors have an amount equal to 50% of their annual retainer credited to an equity participation account and converted into stock units based on the then fair market value of the Common Stock. Each stock unit will be credited with dividend equivalents, which will be deemed reinvested in additional stock units. Each outside director who terminates service after three or more years of service shall be entitled to receive cash payments from the equity participation account in a number of annual installments equal to the number of years for which benefits have been accrued (not to exceed ten), each installment to be in an amount equal to the dollar value of the equity participation account based on Common Stock value as of the date of determination of the installment payment, divided by the number of installments then remaining to be paid. An outside director could also receive a benefit under the Equity Plan if:

(1) He or she terminated service on the Board for the sole purpose of pursuing or accepting a position (whether appointed, elected, or otherwise) with a federal, state, or local government entity or for some other purpose that is determined by the Company to constitute public service; and

(2) He or she recommenced service on the Board as an outside director within a reasonably practicable period following the termination of, or termination of the pursuit of, the governmental or public service position and the participant’s total service before and after the termination and recommencement of service on the Board, when aggregated, equals at least three years of service.

Upon a change in control (as defined in the Equity Plan) benefits under the Equity Plan immediately vest. The Board of Directors believes that the Equity Plan further aligns the interests of the directors with the interests of the stockholders by making this part of the directors’ benefits dependent upon the value of the Common Stock. All the non-employee directors participate in the Equity Plan.

Related Transactions

Mr. Nussbaum, one of our directors, is Executive Vice President of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). The Company paid a total of $1,624,682 ($1,500,779 pursuant to competitive bid) to BearingPoint, Inc. in 2003, primarily for services rendered in connection with a contract from the U.S. Navy to analyze the organization and operation of the Office of the General Counsel. Mr. Nussbaum was not involved with the awarding or performance of this contract and the amount paid to BearingPoint has no effect on his compensation.

Dr. Slaughter, one of our directors, is President and Chief Executive Officer of The National Action Council for Minorities in Engineering (“NACME”). In 2003, the Northrop Grumman Foundation donated $100,000 to NACME, which is less than two percent (2%) of NACME’s consolidated gross revenues. This donation was made through the normal charitable contribution process and was allocated solely to student scholarship support, research related activities and major K-12 initiatives.

The Board does not consider these transactions to be “material relationships” with the Company that would preclude a finding of independence under NYSE rules.

Certain Indemnification Agreements

The Company has entered into Indemnification Agreements with each of the directors and executive officers. Under the Indemnification Agreements, the Company has agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by the Delaware General Corporation Law and against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee is or was a director or officer of the Company or any other entity at the Company’s request, provided however, that the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The indemnity does not cover liability if a court determines such indemnification is not lawful. In addition, our bylaws provide indemnification to all our officers and directors to essentially the same extent as provided in the indemnification agreements.

INDEPENDENCE OF THE DIRECTORS

The Board of Directors is currently composed of thirteen directors, ten of whom the Board has determined meet the NYSE definition of independence. The standards relied upon by the Board in affirmatively determining whether a director is independent are comprised, in part, of those objective standards set forth in the NYSE rules, which generally provide that

•	A director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of the Company, would not be independent until three years after the end of such relationship.

•	A director who receives, or whose immediate family member receives as an executive officer of the Company, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) would not be independent until three years after ceasing to receive such amount.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company would not be independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee would not be independent until three years after the end of such service or employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until three years after falling below such threshold.

In addition to these NYSE standards, the Board adopted the following categorical standards:

A director may be deemed not to have a material relationship with the Company if he or she:

•	Has not within the prior three years been a director, executive officer or trustee of a charitable organization that received annual contributions from the Company exceeding the greater of $1 million, or 2% of the charitable organization’s annual gross revenues, where the gifts were not normal matching charitable gifts, did not go through normal corporate charitable donation approval processes or were made “on behalf of” a Company director;

•	Has not within the prior three years been employed by, a partner in or otherwise affiliated with any law firm or investment bank retained by the Company;

•	Has not within the prior three years owned, and has no immediate family member who owned, either directly or indirectly as a partner, shareholder or officer of another company, more than 5% of the equity of an organization that has a business relationship with (including significant purchasers of goods or services), or more than 5% ownership interest in, the Company;

•	Has not within the prior three years had, and has no immediate family member who had, a personal services contract with the Company, its Chairman, CEO or other executive officer, or any affiliate of the Company.

The Board of Directors, in applying the standards described above, has affirmatively determined that the following directors, which constitute more than a majority of the Company’s directors, meet the independence requirements of the NYSE as well as the additional categorical standards adopted by the Board and thus are independent:

John T. Chain, Jr.

Lewis W. Coleman

J. Michael Cook

Vic Fazio

Phillip Frost

Charles R. Larson

Jay H. Nussbaum

Aulana L. Peters

Kevin W. Sharer

John B. Slaughter

GOVERNANCE OF THE COMPANY

The primary responsibility of the Board of Directors is to foster the long-term success of the Company, consistent with representing the interests of the shareholders. In accordance with this philosophy, the Board of Directors has adopted Principles of Corporate Governance that reinforce the Company’s values by promoting responsible business practices and good corporate citizenship. These principles are reviewed by the Board of Directors on an annual basis, can be found in their entirety on the Company’s website (www.northropgrumman.com), and are available in print to any shareholder who requests them.

At all times at least sixty percent of the Company’s Board of Directors is composed of independent directors, and the following Committees are always composed solely of independent directors:

•	Audit

•	Nominating and Corporate Governance

•	Compliance, Public Issues and Policy

•	Compensation and Management Development

The Board of Directors and each of the committees are authorized to engage outside advisors whenever deemed appropriate by the Board or a committee.

The Nominating and Corporate Governance Committee, with input from the Chairman, CEO and President and from independent consultants, considers and makes recommendations to the Board concerning the appropriate size and composition of the Board. Candidates are selected based on their qualifications, character, judgment, integrity and experience, and other relevant criteria including the needs of the Board at that particular time. Final approval of a candidate is determined by the full Board.

Each director is expected to notify the Chairman, CEO and President and the Chairman of the Nominating and Corporate Governance Committee when he or she terminates or assumes a position as an employee or director of a public company. The Committee will consider the facts and make whatever recommendation is appropriate to the full Board.

All new directors receive an orientation which is individually designed for each director taking into account his or her experience, background, education, and committee assignments. This orientation includes one-on-one meetings with senior management and extensive written materials on the Company and its various products and operations. Board members are encouraged to attend continuing education programs and in 2003 several board members participated as panelists at conferences on corporate governance matters.

In keeping with the Board’s practice of holding meetings at various company locations on a regular basis to provide the directors with in-depth review of the business at that location, the Board visited four Company sites in 2003. This enabled the Board to have a first-hand view of the operations and an opportunity to interact with management at the facilities.

On an annual basis, the Board of Directors holds an extended meeting to review the Company’s long-term strategy for each of its businesses, as well as for the Company as a whole.

The non-management members of the Board meet in executive session on a regular basis and the independent directors meet in executive session at least annually. The Chairman of the Compensation and Management Development Committee, who is currently John T. Chain, Jr., serves as the presiding director of the executive sessions.

The Audit Committee meets in executive session with the independent auditors on a regular basis and with other members of senior management as requested by the Audit Committee. All other committees are given the opportunity to meet without management present as they deem necessary.

The Board of Directors, with recommendations from the Nominating and Corporate Governance Committee, appoints the members and chairs of the committees. These appointments are based on an analysis of the skills, experience and other qualities of each individual director in relation to the requirements of the particular committee. Committee membership is reviewed annually and members are rotated as appropriate.

The Company has a retirement policy whereby directors are generally ineligible to stand for election if they will have attained age 70 by the date of the Company’s annual meeting of the stockholders at which such election is held.

To encourage directors to have a direct and material cash investment in shares of common stock of the Company, the Board adopted stock ownership guidelines, which encourage directors to hold shares of the Company equal in market value to three times the annual retainer, to be achieved within five years of joining the Board.

Non-employee directors are required to receive at least thirty percent of their annual retainer in Company stock and are permitted to defer the remainder of their retainer as well as any committee meeting fees or chair retainer fees to be paid in Company stock at a later date.

The Nominating and Corporate Governance Committee reviews and recommends to the Board non-employee director compensation. The Committee consults with outside advisors to ensure that the form and amount are appropriate for attracting quality individuals to serve on the Board.

Every year the Board of Directors conducts an assessment of its performance and discusses any resulting recommendations.

Senior members of management are invited to make presentations to the Board or committees to provide management insight into items being discussed by the Board or committees and to bring managers with high potential into contact with the Board. In addition, Board members have free access to all other members of management and employees of the Company.

The Board of Directors believes that ensuring continuity of leadership is critical to the success of the Company. Therefore, processes are in place to:

•	Annually evaluate the CEO based on a specific set of performance objectives;

•	Annually provide the Compensation and Management Development Committee with an assessment of persons considered potential successors to certain management positions. The results of these reviews are reported to and discussed with the Board; and

•	Ensure continuity of top leadership, including CEO succession.

The chairman and chief executive officer establishes the agenda for each Board meeting. Any other member of the Board is free to suggest the addition of any other item(s). The chairs of the committees coordinate committee meeting agendas with appropriate members of management. Other committee members are free to suggest additional agenda items.

The Company complies with and will operate in a manner consistent with laws prohibiting extension of credit in the form of a personal loan to or for its directors and executive officers.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with any of our directors, the non-management directors as a group or the full Board as a group by writing to them

c/o the Corporate Secretary

Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California 90067

The Corporate Secretary will forward the communication to the director to whom it is addressed or to the Chairman of the Compensation and Management Development Committee if addressed to the Board of Directors.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee of the Board of Directors to establish procedures to receive employees’ confidential or anonymous concerns regarding questionable accounting or auditing matters. Any employee with a concern about a financial accounting or auditing matter can write directly to:

Chair, Audit Committee

Northrop Grumman Board of Directors

c/o Corporate Ethics Office

1840 Century Park East

Los Angeles, CA 90067

Mail will be delivered unopened to the Chair of the Audit Committee.

CODE OF ETHICS

A copy of our Standards of Business Conduct, which applies to the Chief Executive Officer, Chief Financial Officer and all our employees, can be found on our website (www.northropgrumman.com). The Company will disclose amendments to provisions of this code by posting such amendments on its website. In addition, any waivers of the Code for directors or executive officers of the Company will be disclosed in a report on Form 8-K.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) has furnished the following report on executive compensation applicable to employees elected as executive officers of the Company. The Compensation Committee is comprised exclusively of independent directors.

Compensation Philosophy

The Company’s executive compensation program is designed to promote recruitment and retention of key employees of exceptional ability and to motivate superior performance. It is comprised of linked plans that encourage and reward participants for achieving outstanding performance, financial results exceeding specific thresholds, and long-term prosperous growth.

Major components of executive compensation are at risk and vary directly in their amount with each executive’s impact on desired business results. Successful accomplishment of business goals in both annual operating performance and improved stockholder value can produce significant individual rewards. Failure to attain business goals will negatively affect rewards.

In addition to variations attributable to individual performance against business goals and Company performance, total executive compensation is influenced directly by competitive considerations. Base salaries of executives are targeted at a competitive market median on a job-by-job basis with individual variations explained by differences in experience, skills and sustained performance. Annual incentive compensation and long-term incentive stock compensation vary with individual job level, scope and overall influence on the Company’s business results and individual and Company performance.

Normalized for these individual variations, annual total cash compensation—the sum of base salary and annual incentive compensation—will be lower than competitive market median for below target performance, and above competitive market median when performance exceeds target.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (“Code”) generally limits the tax deduction to $1 million for compensation paid to the corporation’s chief executive officer (“CEO”) and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit.

In May 2002, the stockholders approved the 2002 Incentive Compensation Plan (“the Plan”). This Plan was developed to reflect current competitive market practices within the limitations of Section 162(m) and replaced the Company’s 1973 Incentive Compensation Plan, as amended. Incentive compensation over $1 million paid under the Plan should be deductible.

Measuring Company Performance

Consistent with the Company’s business plan, management of each business sector submits for assessment an Annual Operating Plan containing Financial and Supplemental Goals together with defined performance measures and numerical weights.

•	Financial Goals focus on operating earnings, cash flow and stockholder value metrics.

•	Supplemental Goals focus on such factors as customer satisfaction, new product development, new business initiatives, productivity, quality improvement, workplace diversity, employee management, leadership development, and environmental management.

Annually, the Compensation Committee reviews, approves, or modifies the CEO’s written proposal of goals and numerical values for Performance Measurement Factors. Performance highlights for 2003 can be found below in Chief Executive Officer Compensation.

For Performance Year 2003, the Compensation Committee established Performance Measurement Factors addressing Stockholder Value Creation, Timely Cash Flow, Net Debt Reduction and Supplemental Goals in order to judge the Company’s performance and that of its executive officers.

Determining Competitive Compensation

In determining base salaries and incentive compensation for the named executive officers, sources of competitive compensation information are independent surveys of industry peer companies. Peer companies include firms comprising the aerospace and defense group depicted in the performance graph in the Shareowner Return Performance Presentation following this Report and other companies designated by the Compensation Committee.

The Company uses executive surveys provided by Hewitt Associates and Towers Perrin, as well as periodic custom surveys of companies selected by the Compensation Committee, to assess competitiveness of executive compensation.

Establishing Executive Compensation

The Company’s executive compensation program includes the following linked elements:

•	Base Salary

•	Annual Incentive Compensation

•	Long-Term Incentive Compensation.

Base Salary

Annually, the Compensation Committee reviews, and accepts or modifies as it deems appropriate, base salary recommendations submitted by the CEO for executive officers (other than the CEO). Separately, the Compensation Committee reviews the CEO’s base salary, giving consideration to competitive compensation data, its assessment of past performance and its expectation of future contributions. The Committee then approves or modifies the CEO’s recommendations for the elected officers other than the CEO. The Board (independent directors only) approves or modifies the Compensation Committee’s recommendations for the CEO.

Annual Incentive Compensation

Executives who are Section 162(m) officers are eligible for incentive compensation annually under the Company’s stockholder-approved 2002 Incentive Compensation Plan. Performance criteria, as approved by shareholders, include objective tests of financial performance. The Committee appropriates an amount (“Tentative Appropriated Incentive Compensation”) to the Plan equal to two and one-half percent (2½%) of the Company’s Economic Earnings as defined by the Plan.

As stipulated by the Plan, the maximum potential individual incentive compensation award for a Performance Year for an executive officer shall be limited to no more than thirty percent (30%) of the Tentative Appropriated Incentive Compensation for the CEO and seventeen and one-half percent (17.5%) for each of the other four Section 162(m) officers.

Accompanying his annual performance report, the CEO submits recommendations to the Compensation Committee for individual incentive awards for the executive officers, except the CEO, which reflect judgments as to contributions to the accomplishment of annual goals and the Company’s long-term business plan.

Separately, the Compensation Committee considers an incentive compensation award for the CEO based on its assessment of performance.

As part of this process, the Compensation Committee reviews the amount of the total Tentative Appropriated Incentive Compensation for that Performance Year and in its sole discretion may reduce (but not increase) that amount after taking into account the overall performance of the Company in the attainment of predetermined financial and non-financial objectives selected by the Compensation Committee. Each executive officer’s Incentive Compensation award is based upon the foregoing and the Compensation Committee’s assessment of the individual’s performance. The Board (independent directors only) must ratify the incentive compensation award for the CEO.

Long-Term Incentive Compensation

In May 2003, the stockholders approved an amended and restated 2001 Long Term Incentive Stock Plan. The amended Plan requested additional shares for future grants to key employees. The Plan provides flexibility to grant awards in a variety of forms including stock options, restricted stock rights (RSRs) and restricted performance stock rights (RPSRs). The purpose of this compensation component is to establish long-term performance horizons for participants. By promoting ownership of the Company’s common stock, the Plan creates stockholder-managers interested in Northrop Grumman’s sustained growth and prosperity.

To further promote alignment of management and stockholder interests, in 2003 the Compensation Committee reviewed and approved new Stock Ownership Guidelines for the CEO and other officers of the Company. These guidelines recommend that officers own Company stock denominated as a multiple of their annual salaries, accumulated over a five-year period, as follows: seven times annual salary for the CEO; three times annual salary for other elected officers; and one and one-half times annual salary for appointed officers.

In August 2003, awards of stock options and RPSRs were granted to the CEO, executive officers and key employees under the terms of the 2001 Long Term Incentive Stock Plan.

Chief Executive Officer Compensation

Effective April 1, 2003, Mr. Kresa retired as Chief Executive Officer, pursuant to the Company’s policy regarding the retirement of officers at age 65. Also on that date, Dr. Sugar was elected to the position of Chief Executive Officer and President.

After considering executive compensation survey data from nationally recognized survey sources for the CEO position, the Compensation Committee recommended and the Board approved a salary increase for Dr. Sugar effective April 1, 2003. Mr. Kresa did not receive a salary increase in 2003 due to his retirement.

Pursuant to the retirement practices of the Company and under the terms of his Transition Agreement, Mr. Kresa is eligible to receive an annual bonus for 2003 under the Company’s 2002 Incentive Compensation Plan. The amount of such bonus was prorated based on the length of time he was employed as CEO during 2003.

In considering both Mr. Kresa’s and Dr. Sugar’s performance and in establishing their annual incentive compensation, the Compensation Committee reviewed the overall Company performance against the 2003 financial and supplemental goals as well as the respective contributions of Mr. Kresa and Dr. Sugar during the year. The Compensation Committee noted that the Company exceeded all of the Performance Measurement Criteria set forth at the beginning of the period. Additionally, the Compensation Committee recognized that under Mr. Kresa’s and Dr. Sugar’s leadership:

•	Northrop Grumman successfully completed several key objectives, including the sale of the TRW Automotive unit to the Blackstone Group; the reduction of a significant amount of debt; the sale of three of the Company’s commercial electronics businesses; and the integration of the Company’s two newest operating sectors, Mission Systems and Space Technology.

•	Following years of major acquisitions and successful integration of diverse businesses, Northrop Grumman generated 2003 revenues of $26.2 billion. The Company began 2004 with a $58 billion order backlog, and stands to benefit from increasing federal spending on defense and homeland security.

•	The Missile Defense Agency awarded a Northrop Grumman and Raytheon Company team a contract worth more than $4 billion to develop the Kinetic Energy Interceptors, which will provide the U.S. with the ability to destroy hostile missiles during the boost/ascent phase of flight. The award was made possible by the TRW acquisition and firmly establishes Northrop Grumman as a key missile defense contractor.

•	Northrop Grumman achieved several additional milestones throughout 2003, including the delivery of the USS Ronald Reagan and the christening of the USS San Antonio, the first of a new class of amphibious assault ships. The Company also delivered new aircraft, spacecraft, missiles, radars and C4ISR systems. Northrop Grumman in 2003 achieved a record-setting tenth CMMI® Level 5, the highest possible rating for benchmarking commercial and defense industry best practices for management and engineering. This marks the most Level 5 ratings earned by any company in the defense and information technology industries to date.

•	Northrop Grumman became the top subcontractor on the Future Combat Systems (FCS) program, the U.S. Army’s transformation initiative, with awards that could top $450 million. Northrop Grumman’s Electronic Systems, Integrated Systems, Information Technology and Mission Systems sectors serve as either prime contractors or subcontractors on 10 of the FCS program’s 21 concept and development teams.

•	Northrop Grumman played a vital role in support of Operation Iraqi Freedom. Working closely with its customers, the Company demonstrated the ability of a well-equipped military to transform its operational capabilities in combat with unique and innovative applications of Northrop Grumman products.

•	Northrop Grumman has successfully integrated disparate businesses into a $26+ billion company that employs 122,600 people and has a presence in every state and 25 countries. The Company now is the largest manufacturing employer in Louisiana, Mississippi, Virginia and Maryland. Northrop Grumman is the nation’s largest military shipbuilder; one of the two top federal information technology providers; a premier aircraft, space and defense contractor; and a top-tier airborne radar and electronic warfare systems provider. In short, the Company has the most diversified and balanced portfolio in the defense industry.

Based on its assessment, the Compensation Committee determined and the Board ratified incentive compensation awards for Mr. Kresa and Dr. Sugar for 2003 as depicted in the Summary Compensation Table.

THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

JOHN T. CHAIN, JR. CHAIRMAN

LEWIS W. COLEMAN

PHILLIP FROST

JAY H. NUSSBAUM

KEVIN W. SHARER

Stockholder Return Performance Presentation

The line graph below compares the relative change for the 5 year period ended December 31, 2003 in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the S&P Composite-500 Stock Index, and the S&P Aerospace/Defense Index comprised of The Boeing Company, General Dynamics Corporation, Goodrich Corporation, Honeywell International Inc., Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company, Rockwell Collins, Inc. and United Technologies Corporation.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG NORTHROP GRUMMAN CORPORATION,

S&P 500 INDEX & S&P AEROSPACE/DEFENSE INDEX

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by Northrop Grumman to the shareholders and the Securities and Exchange Commission; Northrop Grumman’s internal control structure; Northrop Grumman’s internal and external audit process; and other matters relating to Northrop Grumman’s accounting and financial reporting process. The Audit Committee also discussed with the company’s senior management and the independent auditors the process used for certifications by the company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the company’s filings with the SEC.

During the year, the Audit Committee discussed with Northrop Grumman’s Chief Financial Officer and Deloitte & Touche LLP (“Deloitte”), Northrop Grumman’s independent auditors, the interim financial information contained in each quarterly earnings announcement prior to its release. The Audit Committee also reviewed the SEC Form 10-Q for each quarter of 2003 prior to filing with the SEC.

The Audit Committee met privately with both Deloitte and the internal auditors, each of whom has unrestricted access to the Audit Committee.

In discharging its oversight responsibility for the audit process, the Audit Committee received a letter from Deloitte regarding the firm’s independence as required under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended by the Independence Standards Board. In addition, the Audit Committee discussed Deloitte’s independence with Deloitte and considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence. The Audit Committee discussed with management, the internal auditors and Deloitte the quality of Northrop Grumman’s internal controls. The Audit Committee reviewed the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee also reviewed with both the internal auditor and Deloitte their respective audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of Deloitte’s examination of the financial statements, along with the results of internal auditors’ examinations.

The Audit Committee conducted an assessment of its performance and discussed the results. As a part of its performance assessment, the Audit Committee reviewed its charter and, after appropriate review and discussion, reaffirmed the Audit Committee Charter on December 15, 2003 with amendments incorporating the changes in requirements/responsibilities of the Committee required by newly passed laws and regulations. A copy of the Audit Committee Charter is attached to this proxy statement as Exhibit A.

The Audit Committee reviewed and discussed the audited financial statements of Northrop Grumman as of and for the year ended December 31, 2003, with management and Deloitte.

Management has primary responsibility for Northrop Grumman’s financial statements and the overall reporting process, including Northrop Grumman’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether these financial statements fairly present the financial position, results of operations and cash flows of Northrop Grumman in conformity with generally accepted accounting principles, and discuss with the Audit Committee any issues they believe should be raised.

Based upon the Audit Committee’s review and discussions with senior management and Deloitte described in this report, the Audit Committee recommended to the Board of Directors that Northrop Grumman’s Annual Report on Form 10-K include the audited financials statements. The Audit Committee also reappointed Deloitte to serve as independent auditors for 2004, and the Board of Directors concurred on such appointment.

Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission.

AUDIT COMMITTEE

DR. JOHN BROOKS SLAUGHTER, CHAIRMAN

LEWIS W. COLEMAN

J. MICHAEL COOK

VIC FAZIO

CHARLES R. LARSON

AULANA L. PETERS

EXECUTIVE COMPENSATION

The table below shows the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2001 and 2002 and 2003, of the Named Executive Officers at December 31, 2003:

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long-Term Compensation				All Other Compensation ($) (3)
Name and Principal Position	Year	Salary($)(1)	Bonus($)		Other Annual Compensation ($)		Awards			Payouts
							Restricted Stock Award(s) (2) ($)		Securities Underlying Options/ SARs(#)	LTIP Payouts($)
1) RONALD D. SUGAR Chairman of the Board, Chief Executive Officer & President	2003 2002 2001	1,040,390 790,410 652,506	2,650,000 1,650,000 1,637,963	(6)	74,292 102,836 7,936,700	(4) (5) (7)	6,448,560	(8)	150,000 55,000 50,000	2,094,563 2,726,566	8,000 8,000 8,424,640	(9)

2) ROBERT P. IORIZZO Corporate Vice President and President, Electronic Systems	2003 2002 2001	591,675 497,708 357,640	715,000 715,000 565,000		72,459 67,883	(10) (11)			22,000 20,000 22,500	364,738 437,666	8,000 8,000 4,587

3) HERBERT W. ANDERSON Corporate Vice President and President, Information Technology	2003 2002 2001	578,169 530,294 498,280	700,000 710,000 845,000	(12)					20,000 20,000 20,000	797,558 951,404 169,740	8,000 8,000 6,358

4) DONALD C. WINTER Corporate Vice President and President, Mission Systems	2003	503,424	680,000		63,789	(13)			20,000		4,407,615	(14)

5) W. BURKS TERRY Corporate Vice President and General Counsel	2003 2002 2001	495,926 467,241 353,193	650,000 675,000 595,000						15,000 22,460 15,000	427,338 516,530 54,694	8,000 8,000 6,800

6) KENT KRESA (15) Retired Chairman of the Board and Chief Executive Officer	2003 2002 2001	632,000 1,365,264 1,211,258	900,000 5,000,000 3,000,000	(16)	128,628 79,463 85,079	(17) (18) (19)			125,000 216,230	2,322,725 2,776,888 462,070	8,000 8,000 6,800

7) RICHARD B. WAUGH, JR. (20) Retired Corporate Vice President and Chief Financial Officer	2003 2002 2001	647,009 558,001 512,014	700,000 725,000 760,000						20,000 114,629 58,694	886,175 1,057,115 188,600	8,000 8,000 2,075

(1)	The amounts listed in this column include amounts paid for vacation hours accrued but not used for the following individuals in the following years: Dr. Sugar: $26,346 in 2001; Mr. Iorizzo: $37,824 in 2003; Mr. Anderson: $21,428 in 2003, $4,108 in 2002, $22,304 in 2001; Dr. Winter: $3,392 in 2003; and Mr. Terry: $17,992 in 2003, $31,653 in 2002; Mr. Kresa: $51,975 in 2003, $94,104 in 2002, $85,271 in 2001; Mr. Waugh: $27,108 in 2003, $13,767 in 2002, $7,871 in 2001.

(2)	As of December 31, 2002, Dr. Sugar owned 66,480 restricted stock rights (“RSRs”) with an aggregate value of $6,448,560. These shares were granted in 2001 at a grant price of $97.00 per share.

The RSRs under the 2001 Plan vest in equal installments over a three-year period with the first installment vesting one year after the date of grant and the remaining installments vesting annually thereafter. There are no dividends paid on RSRs.

(3)	Except for Dr. Sugar and Dr. Winter, “All Other Compensation” consists of Company contributions to the Northrop Grumman Savings and Investment Plan for the Named Executive Officers.

(4)	Amount includes, among other items, $31,479 for premium amounts paid on behalf of Dr. Sugar for life, medical, dental, accidental death and dismemberment and long term disability insurance and a Corporate Owned Life Insurance Policy provided to him as a Litton executive.

(5)	Amount includes, among other items, $56,250 for insurance premiums. Dr. Sugar has a Corporate Owned Life Insurance Policy which was provided to him as a Litton executive. $31,083 was paid for this policy in 2002.

(6)	Includes a one time prorata bonus of $358,836 for the period of April 3, 2001 to September 19, 2001 and a special cash bonus of $857,963 paid pursuant to an employment agreement entered into with Litton Industries, Inc. upon his hire at that company.

(7)	Amount includes $7,073,442 paid to Dr. Sugar as compensation for excise tax imposed on payments made to him pursuant to his employment agreement and change in control agreement with Litton, $822,000 paid under a deferred compensation arrangement with Litton Industries, Inc. and $2,191 in imputed interest on a loan which Dr. Sugar repaid to the Company in 2001.

(8)	These stock grants were awarded to Dr. Sugar as retention benefits, pursuant to his employment agreement and promotion to President and Chief Operating Officer of the Company.

(9)	Represents cash payment for 77,908 shares of Litton restricted stock and 27,400 performance shares that were cancelled upon completion of the Litton merger.

(10)	Amount includes, among other things, $24,065 for premium amounts paid on behalf of Mr. Iorizzo for life, medical, dental, accidental death and dismemberment and long term disability insurance.

(11)	Amount includes, among other things, $18,296 for dependent travel.

(12)	Includes $100,000 special award to Mr. Anderson as a key participant in the Company’s acquisition of Litton Industries, Inc.

(13)	Amount includes, among other items, $23,790 for premium amounts paid on behalf of Dr. Winter for life, medical, dental, accidental death and dismemberment and long term disability insurance.

(14)	Amount includes $4,400,000 paid to Dr. Winter upon termination of his Employment Continuation Agreement with TRW Inc.

(15)	Mr. Kresa retired as Chief Executive Officer effective April 1, 2003 and as Chairman of the Board effective October 1, 2003.

(16)	Prorata bonus paid to Mr. Kresa pursuant to his Transition Agreement dated February 19, 2003.

(17)	Amount includes $55,000 for club dues and $51,281 for tax gross up.

(18)	Amount includes $20,923 for car allowance and expenses and $21,918 for insurance premiums.

(19)	Amount includes, among other items, $21,427 for car allowance and expenses.

(20)	Mr. Waugh retired as Corporate Vice President and Chief Financial Officer effective December 1, 2003.

OPTION GRANTS IN LAST FISCAL YEAR

The table below shows individual grants of stock options made in 2003 to the Named Executive Officers.

	Individual Grants				Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation for Option Term (1)
	Number of Securities Underlying Options Granted (#)(2)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%($)	10%($)

Ronald D. Sugar	50,000	1.88	93.29	2/19/13	2,933,479	7,434,012

	100,000	3.75	94.22	8/20/13	5,925,445	15,016,241

Robert P. Iorizzo	22,000.83		94.22	8/20/13	1,303,598	3,303,573

Herbert W. Anderson	20,000.75		94.22	8/20/13	1,185,089	3,003,248

Donald C. Winter	20,000.75		94.22	8/20/13	1,185,089	3,003,248

W. Burks Terry	15,000.56		94.22	8/20/13	888,817	2,252,436

Richard B. Waugh, Jr.	20,000.75		94.22	8/20/13	1,185,089	3,003,248

(1)	The potential realizable value of each grant of options assuming that the market price of the Company’s Common Stock from the date of grant to the end of the option term between one and ten years, as applicable, appreciates in value at an annualized rate of 5% and 10%.

(2)	The first installment of 25% of the total grant becomes exercisable one year after the date of the grant, with 25% vesting annually thereafter.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

This table provides information about options exercised by the Named Executive Officers during 2003 and unexercised stock options held at the end of 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End (1)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable($)
Ronald D. Sugar	0	0	38,750	216,250	170,500	424,000
Robert P. Iorizzo	0	0	28,750	48,250	143,694	127,335
Herbert W. Anderson	0	0	92,624	46,876	596,970	205,112
Donald C. Winter	0	0	88,393	31,250	1,268,694	41,550
W. Burks Terry	0	0	39,148	36,250	235,449	202,419
Kent Kresa	0	0	377,799	143,750	1,476,350	852,500
Richard B. Waugh, Jr.	0	0	108,045	45,000	310,656	198,100

(1)	Based on the market value at December 31, 2003 of $97.00

Restricted Performance Stock Rights Grants in Last Fiscal Year

The table below shows information concerning grants of Restricted Performance Stock Rights made to Named Executive Officers during the last completed fiscal year.

LONG TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights(#)(1)		Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
				Threshold(#)	Target(#)	Maximum(#)
Ronald D. Sugar	50,000		3 years	0	50,000	75,000
Robert P. Iorizzo	12,000		3 years	0	12,000	18,000
Herbert W. Anderson	10,000		3 years	0	10,000	15,000
Donald C. Winter	10,000		3 years	0	10,000	15,000
W. Burks Terry	6,000		3 years	0	6,000	9,000
Richard B. Waugh, Jr.	10,000	(2)	3 years	0	10,000	15,000

(1)	Restricted Performance Stock Rights (RPSR’s) granted in 2003 that may be earned under the 2001 Stock Plan are based on the Company’s Economic Value Added (EVA) performance over a three year performance period commencing January 1, 2004 and ending December 31, 2006. The payout may range from 0% to 150% of the rights awarded. Dividend equivalents for earned RPSR’s are accumulated and distributed at the end of the performance period. Earned RPSR’s and dividend equivalents may be paid in either shares, cash or a combination of shares and cash.

(2)	This RPSR grant was cancelled upon Mr. Waugh’s retirement pursuant to the terms of the grant which require the recipient to remain with the Company at least six months after the grant date.

Equity Compensation Plan Information

Northrop Grumman currently maintains the following compensation plans under which Northrop Grumman equity securities are authorized for issuance:

•	2001 Long-Term Incentive Stock Plan (the “2001 Stock Plan”)

•	1993 Long-Term Incentive Stock Plan (the “1993 Stock Plan”)

•	1995 Stock Option Plan for Non-Employee Directors (the “1995 Directors Plan”)

•	1993 Stock Plan for Non-Employee Directors (the “1993 Directors Plan”)

Each of these plans has been approved by stockholders. No new awards may be granted under the 1993 Stock Plan. The following table sets forth, for each of these plans, the number of shares of Northrop Grumman Common Stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and right, and the number of shares remaining available for future award grants as of December 31, 2003.

Equity Compensation Plan Table

Plan Category	Number of shares of Northrop Grumman Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of Northrop Grumman Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	19,306,928	(1)	$92	(2)	15,924,273	(3)
Equity compensation plans not approved by stockholders	N/A		N/A		N/A

Total	19,306,928		$92		15,924,273

(1)	Of these shares, 92,547 were subject to stock options outstanding under the 1995 Directors Plan, 15,267,470 in the aggregate were subject to stock options outstanding under the 1993 Stock Plan and the 2001 Stock Plan, 3,937,726 in the aggregate were subject to restricted stock right and restricted performance stock right awards outstanding under the 1993 Stock Plan and the 2001 Stock Plan, and 9,185 were subject to stock units credited under the 1993 Directors Plan. Stock units credited under the 1993 Directors plan will be paid in an equivalent number of shares. The table reflects the maximum number of shares deliverable upon payment of outstanding restricted stock right awards, assuming the related vesting or other performance criteria have been achieved.

(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusively of outstanding restricted stock right and restricted stock right awards, and exclusive of stock units credited under the 1993 Directors Plan.

(3)	Of these shares, 15,723,568 were available for additional awards under the 2001 Stock Plan, 11,705 were available for issuance and additional stock units under the 1993 Directors Plan, and 189,000 were available for additional options under the 1995 Directors Plan. Subject to certain express limits of the 2001 Plan, shares available for award purposes under the 2001 Stock Plan generally may be used for any type of award authorized under the 2001 Stock Plan including options, stock appreciation rights, and other forms of awards granted or denominated in Common Stock or units of Common Stock including, without limitation, stock bonuses, restricted stock, and performance shares.

Pension Plans

The individuals named in the Summary Compensation Table (“Executives”) currently participate in the Northrop Grumman Pension Plan (“NG Pension Plan”), the Northrop Grumman ERISA Supplemental Plan (“ERISA 1”), and the Northrop Grumman Supplemental Program 2 (“ERISA 2”). The NG Pension Plan is a plan qualified under Internal Revenue Code (“Code”) section 401. ERISA 1 is a nonqualified plan which provides benefits in excess of the Code section 415 limit and ERISA 2 is a nonqualified plan which provides benefits in excess of the Code section 401(a)(17) limit.

Each of the Executives, except Mr. Kresa, also participates in the CPC Supplemental Executive Retirement Program (“CPC SERP”). Dr. Sugar also actively participates in the Supplemental Retirement Income Program for Senior Executives (“SRI”) and Mr. Kresa is currently in pay status under the SRI. In addition, as explained below, Dr. Sugar, Mr. Iorizzo, and Dr. Winter each have certain frozen plan benefits.

Except as otherwise provided below, the amount of the Executives’ pension benefits are calculated below by projecting the Executives’ service and compensation forward to normal retirement age under the plans. With the exception of Dr. Sugar, the Executives’ compensation will be projected assuming that their annual base salary will increase at an annual rate of 4% and that they will receive annual bonuses equal to the target amount of 50% of annual base salary. Dr. Sugar’s annual base salary will also be projected to increase at an annual rate of 4%, but the projections assume annual bonuses equal to the target amount of 100% of annual base salary. Under each of the plans identified below, normal retirement age is age 65.

NG Pension Plan, ERISA 1, and ERISA 2 (collectively, the “ERISA Plans”)

For periods of service prior to July 1, 2003, the ERISA Plans together provided a benefit equal to years of benefit service multiplied by final average compensation multiplied by 1.66% (the “FAS Formula”), as illustrated in Table 1a. For service between July 1, 2003 and June 30, 2008, the ERISA Plans provide a benefit equal to the greater of the accrual under the FAS Formula or the accrual under a cash balance formula using a hypothetical account value that grows with credits based on age, total service, compensation, and interest, as set forth in Table 1b. For periods after June 30, 2008, the ERISA Plans provide only the accrual earned under the cash balance formula.

For purposes of illustration, Table 1a shows the amount of annual retirement benefits that would be accrued under the ERISA Plans at age 65 with respect to years of service counted under the FAS Formula, and Table 1b shows the actual cash balance formula.

Table 1 a

Final Average Compensation (highest 3 years out of last 10)	Years of Benefit Service

	5	10	15	20	25	30	35
$500,000	$41,700	$83,300	$125,000	$166,700	$208,300	$250,000	$250,000
1,000,000	83,300	166,700	250,000	333,300	416,700	500,000	500,000
1,500,000	125,000	250,000	375,000	500,000	625,000	750,000	750,000
2,000,000	166,700	333,300	500,000	666,700	833,400	1,000,000	1,000,000
2,500,000	208,300	416,700	625,000	833,400	1,041,700	1,250,000	1,250,000
3,000,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000	1,500,000
3,500,000	291,700	583,300	875,000	1,166,700	1,458,400	1,750,000	1,750,000
4,000,000	333,300	666,700	1,000,000	1,333,400	1,666,700	2,000,000	2,000,000
4,500,000	375,000	750,000	1,125,000	1,500,000	1,875,000	2,250,000	2,250,000
5,000,000	416,700	833,400	1,250,000	1,666,700	2,083,400	2,500,000	2,500,000
5,500,000	458,300	916,700	1,375,000	1,833,400	2,291,700	2,750,000	2,750,000
6,000,000	500,000	1,000,000	1,500,000	2,000,000	2,500,100	3,000,000	3,000,000
6,500,000	541,700	1,083,400	1,625,000	2,166,700	2,708,400	3,250,000	3,250,000
7,000,000	583,300	1,166,700	1,750,000	2,333,400	2,916,700	3,500,000	3,500,000
7,500,000	625,000	1,250,000	1,875,000	2,500,100	3,125,100	3,750,000	3,750,000
8,000,000	666,700	1,333,400	2,000,000	2,666,700	3,333,400	4,000,000	4,000,000

Table 1 b

Actual cash balance formula

Points (attained age and total service)	All Eligible Pay	Eligible Pay in Excess of Social Security Wage Base
Under 25	6.0%	6.0%
25 to 34	6.5%	6.0%
35 to 44	7.0%	6.0%
45 to 54	7.5%	6.0%
55 to 64	8.0%	6.0%
65 to 74	8.5%	6.0%
75 to 84	9.0%	6.0%
Over 84	9.5%	6.0%

Compensation covered by the ERISA Plans for executive officers is substantially equivalent to salary and bonuses as reflected in the Summary Compensation Table. Benefit service earned after January 1, 1995 in excess of 30 years is not taken into account for accrual of retirement benefits under the FAS Formula. Benefits under the ERISA Plans, as amended, are subject to a general limitation of 60% of final average salary for all Company pension benefits. Benefits payable under ERISA 1 and ERISA 2 have been secured through the establishment of two grantor trusts. The actual benefit service earned by Mr. Kresa, upon retirement on April 1, 2003, was 28 years and by Mr. Waugh, upon retirement on December 1, 2003, was 25 years. The projected benefit service under the ERISA Plans of the remaining Executives at normal retirement age is as follows: Dr. Sugar, 12 years (1.5 years as of June 30, 2003); Mr. Iorizzo, 4 years (1.5 years as of June 30, 2003); Mr. Anderson, 20 years (18.5 years as of June 30, 2003); Dr. Winter, 11 years (.5 years as of June 30, 2003); and Mr. Terry, 40 years

(27.5 years as of June 30, 2003). For Mr. Kresa and Mr. Waugh, the identified benefit service was counted under the FAS Formula. For the other Executives, benefit service through June 30, 2003 is counted under the FAS Formula, benefit service from July 1, 2003 through June 30, 2008 will be counted under the greater of the FAS and cash balance formulas, and benefit service on and after July 1, 2008 will be counted under the cash balance formula. Benefits are calculated on a straight life annuity basis at selected compensation levels and years of service reflected in the tables above. The listed ERISA Plans’ benefit amounts are not subject to any reduction for Social Security benefits or other offset amounts.

CPC SERP

Elected officers on the Company’s Corporate Policy Council (“CPC”) are eligible to participate in the CPC SERP. This includes all of the Executives except Mr. Kresa. The CPC SERP provides a pension equal to the greater of an amount accrued under the CPC SERP formula or the benefit calculated using the Officers Supplemental Executive Retirement Plan (“OSERP”) formula. The CPC SERP formula is 3.33% of final average pay for each year or portion thereof that the participant has served on the CPC, less any other Company pension benefits accrued for the same service (but, as explained below, with all other pension benefits, never more than 60% of final average salary). Upon retirement on December 1, 2003, Mr. Waugh became entitled to receive an annual benefit equal to $196,503 from the CPC SERP. The projected age 65 CPC SERP single life annuity annual benefits accrued by the Executive CPC SERP participants at normal retirement age are as follows: Dr. Sugar, $766,545; Mr. Iorizzo, $77,110; and Mr. Anderson, $210,058. Because their projected annual benefits from the Company’s other pension plans will reach the 60% maximum, Dr. Winter and Mr. Terry are not projected to receive a CPC SERP benefit upon retirement.

As noted above, if it results in a greater amount, CPC SERP participants will have their benefit calculated under the OSERP formula. The OSERP was created on July 1, 2003 and provides a total pension benefit equal to a fixed percentage of final average pay where the percentage is determined by the following formula: 2% for each year of service up to 10 years, 1.5% for each subsequent year up to 20 years, and 1% for each additional year over 20, less any other Company pension benefits. In the OSERP formula, all years of service with the Company are used to determine the final percentage. For the Executives, projected OSERP service is as follows: Dr. Sugar, 33 years; Mr. Iorizzo, 43 years; Mr. Anderson, 20 years; Dr. Winter, 40 years; and Mr. Terry, 40 years. However, none of the Executives are projected to accrue an annual single life annuity benefit under the OSERP formula as each of their CPC SERP or other pension plan benefits is greater.

The total accrual percentage under the CPC SERP (whether accrued under the CPC SERP or OSERP formula) cannot exceed the percentage necessary for the participant to receive an annuity of 60% of final average salary when all pension benefits are taken in total. The benefits paid from the CPC SERP are paid in accordance with the options available under the NG Pension Plan, as amended effective July 1, 2003, or in the form of a modified lump sum payment. The compensation used in the calculation of benefits is the same as for the ERISA Plans. CPC SERP benefits are not subject to any reduction for Social Security benefits.

SRI

Dr. Sugar currently participates in the SRI and Mr. Kresa currently receives benefits from the SRI. The gross amount of the supplemental benefit under the SRI is calculated as the greater of (1) the participant’s benefit under the ERISA Plans or (2) a fixed percentage of the participant’s final average salary (including bonuses and based on the average of the 3 highest years out of the last 10 consecutive years) equal to 30% at age 55, increasing 4% for each year up to and including age 60, and increasing 2% for each year beyond age 60 to 65. However, in no event will the gross SRI benefit exceed 60% of the participant’s final average salary. In all cases, the gross SRI benefit is reduced by the amount of any other Company pension benefits. Vesting in an SRI benefit, if any, requires the attainment of age 55 and 10 years of vesting service*.

*	Per his employment agreement, Dr. Sugar was credited with 5 years of service as of January 1, 2002 for this purpose.

Mr. Kresa began receiving a gross annual joint and survivor annuity of $2,619,006, consisting of $2,049,173 under the ERISA Plans and $569,833 under the SRI, upon his retirement on April 1, 2003. The SRI was amended to provide for Dr. Sugar’s participation beginning January 1, 2002. As noted above, Dr. Sugar’s SRI benefit is offset by his total benefits earned under the Company’s other pension plans including the ERISA Plans, the CPC SERP, a portion of the Litton Restoration Plans, the Litton Supplemental Executive Retirement Plan (“Litton SERP”) (including deferred and previously received payments due to change in control provisions), and the TRW Supplementary Retirement Income Plan (since renamed the Northrop Grumman Supplementary Retirement Income Plan or (“SRIP”)). Dr. Sugar’s projected annual benefit from the SRI is equal to $90,458. Other than Dr. Sugar, there are no other Executives currently participating in the SRI.

Frozen Benefits

As noted above, the Executives may also have benefits under one or more additional plans. Except where expressly provided otherwise, all values are expressed in the form of an annual single life annuity. The Executives’ service used in calculating the benefits was frozen as of the applicable dates provided below. Compensation, however, was either frozen or adjusted for projected future earnings (as described above) in accordance with the terms of the individual plans.

Under the Litton Industries, Inc. Retirement Plan “B”, Dr. Sugar accrued a benefit of $2,608, taking into account service and compensation through December 31, 2001, payable to him upon retirement subject to all applicable plan rules. He will not accrue benefits under this plan after December 31, 2001, but as required by law, he will continue to earn vesting service for future service with the Company.

Under the Litton Restoration Plans (ERISA excess plans), Dr. Sugar accrued benefits taking into account service and compensation earned through December 31, 2001. As a result of the Litton change in control, Dr. Sugar previously received payments from the Litton Restoration Plans totaling $842,326 representing the lump sum value of an annual benefit of $50,148. This amount was a cash-out of his benefits accrued through April 3, 2001. Upon Dr. Sugar’s future retirement, he will be eligible to receive the remaining portion of his benefits from these plans, representing the value of an annual annuity of $42,560. Dr. Sugar earns no additional benefits under the Litton Restoration Plans.

Under the Litton SERP, Dr. Sugar accrued benefits taking into account service and compensation earned through December 31, 2001. As a result of the Litton change in control, Dr. Sugar previously received payments from the Litton SERP totaling $2,096,041 representing the lump sum value of an annual benefit of $124,788. This amount was a cash-out of his benefits accrued through April 3, 2001. Upon Dr. Sugar’s future retirement, he will be eligible to receive the remaining portion of his benefits from the Litton SERP, representing the value of an annual annuity of $126,833. Dr. Sugar earns no additional benefits under the Litton SERP.

Dr. Sugar is also entitled to receive annual benefits at age 65 equal to $56,653 from the TRW Salaried Pension Plan (since renamed the Northrop Grumman Space & Mission Systems Corp. Salaried Pension Plan or (“TRW SPP”)) and $113,679 from the SRIP. These benefits are frozen and do not take into account future service or compensation.

Mr. Iorizzo is entitled to a frozen pension benefit earned during his service prior to joining the CPC under the Northrop Grumman Electronic Systems Pension Plan equal to an annual benefit of $65,985 beginning at age 65. Mr. Iorizzo also participated in the Northrop Grumman Electronic Systems Executive Pension Plan (“EPP”) and accrued an executive pension supplement equal to $495,192 upon retirement. The EPP benefits are determined using frozen pre-CPC service. Compensation, however, has been adjusted for projected increases in average monthly earnings, defined as the average of the 5 highest monthly pay rates during the last 10 years plus the average of the 5 highest incentive awards paid in the last 10 years divided by 12.

Dr. Winter participated in the TRW SPP and SRIP prior to joining the CPC. Dr. Winter’s benefits from the TRW SPP, as supplemented by the SRIP, are determined using frozen pre-CPC service. Compensation, however, has been adjusted for projected increases in average monthly earnings, defined as the 5 consecutive calendar years of compensation producing the highest average. Dr. Winter is projected to accrue a combined benefit under the TRW SPP and SRIP equal to $418,220 beginning at age 65.

Summary of Actual and Projected Executive Benefits

Mr. Kresa is being paid an annual joint and survivor benefit of $2,049,173 from the ERISA Plans and $569,833 from the SRI.

Mr. Waugh is being paid an annual benefit of $466,727 from the ERISA Plans and $196,503 from the CPC SERP.

Dr. Sugar is projected to earn age 65 single life annuity annual benefits of $712,861 from the ERISA Plans, $766,545 from the CPC SERP, and $90,458 from the SRI. Dr. Sugar has also earned frozen benefits equal to $2,608 from the Litton Industries, Inc. Retirement Plan “B”, $42,560 from the Litton Restoration Plans, $126,833 from the Litton SERP, $56,653 from the TRW SPP, and $113,679 from the SRIP. In addition, as detailed above, Dr. Sugar previously received payments totaling $842,326 from the Litton Restoration Plan and $2,096,041 from the Litton SERP on account of the Litton change in control.

Mr. Iorizzo is projected to earn age 65 single life annuity annual benefits of $78,586 from the ERISA Plans, $77,110 from the CPC SERP, and $495,192 from the EPP. Mr. Iorizzo has also earned a frozen benefit of $65,985 from the Northrop Grumman Electronic Systems Pension Plan.

Mr. Anderson is projected to earn age 65 single life annuity annual benefits of $429,016 from the ERISA Plans and $210,058 from the CPC SERP.

Dr. Winter is projected to earn an age 65 single life annuity annual benefit of $201,465 from the ERISA Plans and a combined annual benefit totaling $418,220 from the TRW SPP and SRIP.

Mr. Terry is projected to earn an age 65 single life annuity annual benefit of $665,402 from the ERISA Plans.

Change in Control Arrangements

March 2004 Special Agreements. Northrop Grumman entered into special severance agreements (the “March 2004 Special Agreements”) with certain of its named executive officers, including Drs. Sugar and Winter, and Messrs. Anderson, Iorizzo and Terry, effective March 1, 2004, and Mr. Noski, effective December 1, 2003. The purpose of the March 2004 Special Agreements is to encourage these key executives to continue to carry out their duties in the event of the possibility of a change in control of Northrop Grumman. The March 2004 Special Agreements replaced the March 2000 Special Agreements that had been in effect previously.

Under the March 2004 Special Agreements, a “Change in Control,” is generally deemed to occur when (1) certain persons acquire more than 25% of Northrop Grumman’s voting securities; (2) certain majority changes in Northrop Grumman’s Board of Directors occur during a 24-month period; (3) Northrop Grumman is liquidated or all or substantially all of Northrop Grumman’s assets are sold in one or a series of related transactions; or (4) Northrop Grumman is merged, consolidated, or reorganized and Northrop Grumman’s stockholders before the event do not own more than 60% of the voting stock of the resulting or surviving entity.

Executives are entitled to severance benefits under the March 2004 Special Agreements only (1) upon a termination of the executive’s employment that constitutes a Qualifying Termination, and (2) only if the termination occurs during a Protected Period (as defined below) prior to a Change in Control or in the 24-month period following a Change in Control. A “Qualifying Termination” generally means that the executive’s employment by Northrop Grumman is terminated by the Company for any reason other than Cause (as defined below) or by the executive for Good Reason (as defined below), that Northrop Grumman breaches the agreement, or that a successor breaches or fails to assume the agreement. In addition, a Qualifying Termination will also occur if (1) a Change in Control occurs, and (2) there is a change in the CEO, and (3) the executive remains continuously employed for twelve months following a Change in Control and (4) the executive terminates employment during the 13th month.

The “Protected Period” is the period of time that the executive is entitled to severance protections under the March 2004 Special Agreement prior to a Change in Control. Depending on the nature of the Change in Control, the Protected Period may commence as early as six months prior to a Change in Control event.

The March 2004 Special Agreements define “Cause” as: (1) the executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or (2) the willful engaging by the executive in misconduct that is significantly injurious to the Company. However, no act or failure to act, on an executive’s part, will be considered “willful” for this purpose unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the act or omission was in the best interest of Northrop Grumman.

“Good Reason” is defined in the March 2004 Special Agreements to include: (1) certain material reductions in the nature or status of the executive’s authorities, duties and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate); (2) a reduction of the executive’s base salary as in effect on the date of the agreement or as increased thereafter; (3) a significant reduction of the executive’s aggregate incentive opportunities under the Northrop Grumman short and/or long term incentive programs as such opportunities exist on the date of the agreement or as increased thereafter; (4) Northrop Grumman’s failure to maintain the executive’s relative level of coverage and accruals under the Company’s employee benefit and/or retirement plans, policies, practices or arrangements in which the executive participates as of the date of the agreement; (5) the failure of Northrop Grumman to obtain a satisfactory agreement from any successor to assume and agree to perform Northrop Grumman’s obligations under the agreement; (6) any purported termination of the executive’s employment with Northrop Grumman that is not effected pursuant to the procedures set forth in the agreement; and (7) the Participant is informed that his or her principal place of employment will be relocated to a location greater than 50 miles away from the executive’s principal place of employment.

Severance benefits generally consist of: (1) an amount equal to three times the executive’s highest annualized base salary earned with respect to the three full fiscal years prior to the date of the termination of the executive’s employment; (2) an amount equal to three times the greater of (a) the average of the executive’s bonus earned with respect to the three full fiscal years prior to the date of the termination of the executive’s employment or (b) the executive’s target annual bonus established for the bonus plan year during which the executive’s termination occurs; (3) a pro rata portion of the executive’s target bonus for the bonus plan year during which termination occurs; (4) continuation for 36 months following the effective date of termination of all benefits pursuant to all welfare benefit plans under which the executive or his family is eligible to receive benefits as of the effective date of the Change in Control, and further continuation of medical benefits for the lives of the executive and his or her spouse; (5) a lump sum cash payment representing the present value of the executive’s benefits accrued under Northrop Grumman’s qualified defined benefit pension plan and supplemental retirement plans (calculated as though the executive’s employment had continued for three years) offset by the actuarial present value equivalent of the benefits payable to the executive from Northrop Grumman’s qualified defined benefit pension plan accrued through the effective date of termination; (6) reimbursement by the Company for the costs of all outplacement services obtained by the executive for twelve months following the effective date of termination, up to an amount equal to 15% of the executive’s base salary; and (7) an amount equal to three times the greater of the annual value of the perquisites provided to the executive under the Company’s executive perquisite program as such program is in effect at the start of the Protected Period corresponding to the Change in Control or as such program is in effect immediately before the effective date of termination.

The March 2004 Special Agreements also provide that if, following a Change in Control, excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) apply to payments made under the

March 2004 Special Agreements or other plans or agreements, the executive will be entitled to receive an additional payment (net of income, Medicare and excise taxes) to compensate the executive for any excise tax imposed.

Northrop Grumman Estate Enhancement Program (the “Estate Program”)

The Estate Program provided Mr. Kresa with the ability to elect, as an investment alternative under the Northrop Grumman Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) to have all or a portion of his deferral account balance converted to the Estate Program.

The amount and type of coverage under the life insurance policy is specified in an individual agreement with Mr. Kresa. Northrop Grumman retains a collateral assignment of the cash value of the policy. Upon the death of Mr. Kresa and his wife, Northrop Grumman will receive the greater of the cash accumulation value of the policy or the premiums paid for the policy, and Mr. and Mrs. Kresa’s beneficiaries will receive the remaining amount. Alternatively, certain persons designated by Mr. Kresa may elect to transfer ownership of the policy to Northrop Grumman, in which case death benefits to the beneficiaries will be paid out of the Company’s general funds.

In the event of a Change in Control (as defined in the Estate Program), the Estate Program becomes irrevocable, and the Company must transfer the ownership of Mr. Kresa’s policy to an irrevocable trust. Northrop Grumman or its successor will continue to be responsible for any obligations under the Estate Program not paid by the trust or for obligations that the trust’s assets are insufficient to cover.

As of January 1, 2004, Mr. Kresa was the only participant in the Estate Program. Under Mr. Kresa’s agreement, a $10 million policy issued by the Travelers Life and Annuity Company (the “Travelers Policy”) covers Mr. Kresa and his wife, Joyce A. Kresa. Northrop Grumman paid $2.175 million in premiums attributable to the investment of Mr. Kresa’s deferral amounts under the Executive Deferred Compensation Plan. Upon the death of the last surviving of Mr. and Mrs. Kresa, any amounts received by Northrop Grumman under the policy that are in excess of 200% of the premiums paid by Northrop Grumman will be remitted to Mr. and Mrs. Kresa’s beneficiaries together with the balance to Mr. Kresa’s credit under the Executive Deferred Compensation Plan (which would be net of the $2.175 million used by Northrop Grumman to purchase the Travelers policy pursuant to Mr. Kresa’s election to participate in the Estate Program).

Employment Agreement with Dr. Ronald D. Sugar

The Company entered into an Employment Agreement with Dr. Ronald D. Sugar in February 2003. The agreement provides that Dr. Sugar will serve as Chief Executive Officer and President of Northrop Grumman, as well as a member of the Board of Directors, effective April 1, 2003, for the term of the agreement. This new Employment Agreement replaced Dr. Sugar’s original employment agreement dated September 2001.

The initial term of the new Employment Agreement ends in February 2008, and automatically renews for one-year periods until Dr. Sugar reaches age 65 or until either party gives notice of non-renewal. Under the Employment Agreement, Dr. Sugar receives an annual base salary of at least $1,100,000 per year, which may be periodically increased during the Company’s normal salary review process. Dr. Sugar is eligible to participate in the Company’s incentive compensation plan, the Northrop Grumman pension plan, the Northrop Grumman supplemental executive retirement plans, and the Northrop Grumman special officer retiree medical program, and is entitled to all benefits and perquisites generally available to the Company’s senior executives.

Under the Employment Agreement Dr. Sugar received a one-time, 50,000 non-qualified stock option award to Dr. Sugar in recognition of his increased responsibilities. These options are scheduled to vest in three installments in 2004, 2005, and 2006, and are subject to the Company’s 2001 Long Term Incentive Stock Plan.

During his employment, Dr. Sugar is entitled to other benefits that include, among others, an annual vehicle allowance, financial planning and income tax preparation services, a reimbursement for club memberships and provision of personal liability insurance at the Company’s expense.

If Dr. Sugar remains employed by the Company through January 1, 2007, he will receive retirement benefits:

•	Monthly benefits under the Company’s retirement plans and pension plans, as well as the plans from TRW Inc. and Litton Industries, his previous employers and, if greater,

•	Monthly benefits under the supplemental retirement income program for senior executives of up to 60% of Dr. Sugar’s salary and bonus at age 65, less the monthly benefits under other applicable retirement and pension plans and less $124,788 a year (representing amounts already paid to him under Litton retirement plans).

If Dr. Sugar’s employment is terminated by the Company without “Cause,” by Dr. Sugar for “Good Reason,” or because of Dr. Sugar’s death or disability (inability to render services for 180 days during any 365 day period), Dr. Sugar or his estate will be entitled to receive, within 30 days after he signs a release of any and all claims that he may then have against the Company, or within 30 days of death:

•	Accrued obligations, to consist of (1) any unpaid base salary through the date of termination and any accrued vacation, (2) any unpaid bonus for services rendered during the calendar year prior to the calendar year in which the termination occurs, (3) reimbursement for any outstanding expenses incurred through the date of termination, and (4) all other payments, benefits or fringe benefits to which Dr. Sugar may be entitled in accordance with the terms of any applicable compensation or benefits arrangement; and

•	Special severance benefits, to consist of (1) an amount equal to two times Dr. Sugar’s current annual base salary, (2) an amount equal to two times the greater of (a) Dr. Sugar’s target bonus percentage under the incentive compensation plan multiplied by his highest base salary in effect at any time in the six months preceding the termination of employment or (b) Dr. Sugar’s last bonus under the incentive compensation plan, (3) a pro rata portion of Dr. Sugar’s target bonus under the incentive compensation plan for the calendar year in which the termination occurs, (4) three years of continued coverage for Dr. Sugar and his eligible dependents under the Company’s medical, dental, vision and life insurance plans, (5) one year of additional vesting for all stock options, restricted stock rights and other stock incentive grants awarded to Dr. Sugar (other than restricted performance stock rights), (6) pro-rata vesting of restricted performance stock rights awarded to Dr. Sugar, (7) up to an additional two years to exercise stock options awarded to Dr. Sugar, and (8) certain other benefits, including a car allowance, financial planning and income tax preparation and outplacement benefits. In addition, if Dr. Sugar is entitled to payments that constitute “parachute payments” under Section 280G of the Code and excise taxes under Section 4999 of the Code apply, the Company will make an additional payment to Dr. Sugar to put him in the same position as though the excise tax did not apply.

If the Company terminates Dr. Sugar’s employment for “Cause,” or if he terminates his employment without “Good Reason,” (both “Cause” and “Good Reason” as defined in the Employment Agreement) he will be entitled to receive only the accrued obligations described above.

In addition, if Dr. Sugar’s employment is terminated for any reason, any outstanding and unvested portion of his 66,480 Restricted Stock Rights award made on September 19, 2001, will vest and be issued to him on the date of termination.

Dr. Sugar’s Employment Agreement contains provisions relating to confidentiality, nondisclosure, assignment of inventions to the Company, and non-solicitation of employees and non-disparagement upon the termination of his employment.

Dr. Sugar is also a party to a March 2004 Special Agreement discussed previously under “Change in Control Arrangements.”

Employment Agreement with Charles H. Noski

The Company entered into an Employment Agreement with Mr. Noski, effective as of December 1, 2003. The agreement provides that Mr. Noski will serve as Corporate Vice President and Chief Financial Officer effective December 1, 2003, and continue as a member of Northrop Grumman’s Board of Directors, where he has served since December 2002. The initial term of the Employment Agreement ends on November 28, 2008, and automatically renews for one-year periods until Mr. Noski reaches age 65 or until either party gives notice of non-renewal.

Under the Employment Agreement, Mr. Noski receives an annual base salary of at least $750,000 per year, which may be periodically increased during the Company’s normal salary review process. Mr. Noski is eligible to receive annual bonuses under the Company’s incentive compensation plan, with a target bonus of 50% of his base salary. Mr. Noski is also eligible to participate in Northrop Grumman’s welfare and pension plans, and is entitled to the benefits and perquisites generally available to the Company’s senior executives. Mr. Noski may participate in the Company’s special officer retiree medical plan, as in effect as of October 1, 2003, with full benefits after six years of service. Instead of participating in the Company’s supplemental executive retirement program, Mr. Noski has entered into a special pension benefit plan with the Company that provides an annual pension benefit of up to 60% of Mr. Noski’s Final Average Salary (as defined in the Employment Agreement) upon the later of his attainment of age 65 or termination of employment with the Company. Payments under the special pension benefit plan will be reduced by amounts paid under the Northrop Grumman pension plan, the Hughes Electronics Corporation executive pension plan, and any other Northrop Grumman or Hughes Electronics defined benefit plans and any pension benefit enhancements under the 2004 change-in-control special agreements.

Under the Employment Agreement, Mr. Noski received the following one-time grants under the Company’s 2001 Long Term Incentive Stock Plan:

•	45,000 non-qualified stock options, vesting over four years in equal installments beginning one year after the date of the grant;

•	33,000 restricted stock rights, vesting in equal annual installments over three years; and

•	24,000 restricted performance stock rights awarded based upon the Company’s performance from January 1, 2004 through December 31, 2006.

Mr. Noski is also eligible for future awards under the terms of the 2001 Long Term Incentive Plan, provided that if he ceases to be an employee of the Company, any awards granted to him under that plan will continue to vest as long as he remains a director.

During his employment, Mr. Noski is entitled to other benefits that include, among others, an annual vehicle allowance, reimbursement for financial planning and income tax preparation services, reimbursement for club memberships, and provision of personal liability insurance at the Company’s expense.

If Mr. Noski’s employment is terminated by the company without “Cause,” by Mr. Noski for “Good Reason,” or because of Mr. Noski’s death or disability (inability to render services for 180 days during any 365 day period), Mr. Noski or his estate will be entitled to receive, within 30 days after he signs a release of any and all claims that he may then have against the Company, or within 30 days of death:

•	Accrued obligations, to consist of: (1) any unpaid base salary through the date of termination and any accrued vacation; (2) any unpaid bonus for services rendered during the previous calendar year; (3) reimbursement for expenses incurred through the date of termination; and (4) all other payments, benefits or fringe benefits to which Mr. Noski may be entitled subject to, and in accordance with, the terms of any applicable compensation or benefits arrangement; and

•

Special severance benefits, to consist of: (1) an amount equal to two times Mr. Noski’s annual base salary in effect at the time of termination, (2) an amount equal to two times the greater of (a) Mr. Noski’s annual target bonus percentage under the incentive compensation plan for the year in which termination occurs multiplied by his base salary at the time of termination, or (b) the average of Mr. Noski’s incentive compensation plan bonuses for each of the three full fiscal years prior to the date of termination, (3) a pro rata portion of Mr. Noski’s target bonus under the incentive compensation plan for the calendar year in which the termination occurs, (4) two years of continued coverage under the Company’s medical and dental insurance plans (and, if eligible, lifetime participation in the Company’s special officer retiree medical plan after the two years of continued coverage), (5) stock award protection, to include not less than (a) a two-year extension to exercise any vested options, (b) acceleration of any unvested portion of the 33,000 restricted stock award described above, and (c) pro-rata vesting of any unvested portion of the 24,000 restricted performance stock rights described above, and (6) other benefits including a car allowance, financial planning and income tax preparation, and outplacement services.

If the Company terminates Mr. Noski for “Cause,” or if he terminates his employment without “Good Reason,” (both “Cause” and “Good Reason” as defined in the Employment Agreement) he will be entitled to receive only the accrued obligations described above.

Severance benefits to which Mr. Noski is entitled under the Employment Agreement will be offset by any similar severance benefits Mr. Noski receives under the March 2004 Special Agreement, and any successor agreement.

Mr. Noski’s Employment Agreement contains standard provisions relating to indemnification, non-disclosure of trade secrets, assignment of inventions, and non-solicitation of employees and mutual non-disparagement upon the termination of his employment.

Mr. Noski is a party to a March 2004 Special Agreement discussed previously under “Change in Control Arrangements,” except that his Special Agreement took effect on December 1, 2003.

Employment Agreement with Dr. Donald C. Winter

The Company has an employment agreement with Dr. Winter, which became effective as of December 11, 2002, the closing date of Northrop Grumman’s acquisition of TRW. Under this agreement, Dr. Winter serves as our Corporate Vice President and President, Missions Systems Sector. This employment agreement terminated his Employment Continuation Agreement (ECA) with TRW, his former employer.

The initial term of Dr. Winter’s employment agreement ends on December 11, 2006, unless terminated earlier by the Company or Dr. Winter. Under the employment agreement, Dr. Winter receives an annual base salary of at least $500,000 per year, which may be periodically increased during the Company’s normal salary review process. Dr. Winter is eligible to receive annual bonuses under the Company’s incentive compensation plan, with a target bonus of 50% of his base salary. Dr. Winter is also eligible to participate in Northrop Grumman’s welfare and pension plans, and is generally entitled to the benefits and perquisites available to the Company’s senior executives.

Dr. Winter’s years of service at TRW will be credited in determining his years of vesting service under the plans. Dr. Winter may participate in the Company’s elected officer retiree medical program on the same terms and conditions as other elected officers of similar status.

Payments Related to TRW Service. Upon his employment with Northrop Grumman, Dr. Winter relinquished all rights and benefits he may have had under his ECA. In lieu of any future payments under the ECA, Dr. Winter received a $4,400,000 special bonus from the Company in January 2003. Dr. Winter also received a bonus under the TRW Operational Incentive Plan of $572,400 for his services during 2002 at TRW, with the understanding that he would receive no additional awards for his service at TRW. The Company also agreed to make a “gross-up” payment to Dr. Winter for any tax liabilities that he incurred because of the compensation and benefits that he received in the TRW acquisition. The gross-up payment would put him in the same position as though those benefits were not taxable to him.

Incentive Compensation. The employment agreement provided for the following initial grants, effective December 18, 2002 to Dr. Winter under the Company’s 2001 Long Term Incentive Stock Plan:

•	15,000 non-qualified stock options, vesting annually over four years; and

•	8,000 restricted performance stock rights awarded based upon the Company’s performance from January 1, 2003 through December 31, 2005.

In August 2003, under the employment agreement, Dr. Winter received the following additional grants under the 2001 Long Term Incentive Stock Plan:

•	20,000 non-qualified stock options, vesting annually over four years; and

•	10,000 restricted performance stock rights.

During his employment, Dr. Winter is entitled to other benefits that include an annual vehicle allowance, reimbursement for financial planning and income tax preparation services, reimbursement for club memberships, and provision of personal liability insurance at the Company’s expense.

Termination. If Dr. Winter’s employment is terminated by the Company without “Cause,” by Dr. Winter for “Good Reason,” or because of Dr. Winter’s death or disability, Dr. Winter or his estate will be entitled to:

•	Full vesting of any outstanding and unvested options under the initial grants;

•	Payment of restricted performance stock rights under the initial grants as though Dr. Winter were still employed by the Company.

If Dr. Winter’s employment is terminated by the company without “Cause,” or by Dr. Winter for “Good Reason,” Dr. Winter will also be entitled to:

•	Benefits under the Company’s Officer Severance Plan; and

•	Protected rights, to consist of: (1) tax gross-up provided by the Company under the employment agreement; (2) amounts and benefits due under any plan, arrangement or grant; and (3) rights of indemnification and liability insurance as provided for in the employment agreement.

If the Company terminates Dr. Winter for “Cause,” if he terminates his employment without “Good Reason,” (both “Cause” and “Good Reason” as defined in Dr. Winter’s employment agreement) or if his employment is terminated because of death or disability, he will be entitled to receive only the protected rights described above.

Other Provisions. Dr. Winter’s employment agreement contains standard provisions relating to indemnification (covering his service at both the Company and TRW), non-disclosure of trade secrets, assignment of inventions, and non-solicitation of employees and non-disparagement upon the termination of his employment.

Dr. Winter is a party to a March 2004 Special Agreement discussed previously under “Change in Control Arrangements.”

Transition Agreement with Kent Kresa

On February 19, 2003, the Company announced that the Board of Directors had implemented a succession plan to accommodate Kent Kresa’s decision to retire on April 1, 2003. Under this plan, Mr. Kresa continued as non-employee Chairman of the Company until October 1, 2003, and remains available for a two-year period thereafter to provide consulting services to the Company.

In connection with Mr. Kresa’s retirement, the Company and Mr. Kresa entered into a Transition Agreement to reflect the terms of his retirement.

Under the Transition Agreement, Mr. Kresa will receive standard retirement benefits under the Company’s retirement, deferred compensation, estate enhancement and welfare plans and programs. He will also receive special retirement benefits, including retention of a country club membership, an office and office support for up to five years following his retirement date, reimbursement of up to $30,000 per year for up to five years for financial and income tax preparation expenses and club memberships, reasonable access to Company aircraft for personal use, subject to availability and payment on reimbursement by Mr. Kresa at direct operating cost, and an opportunity to purchase two pieces of artwork in his Company office for their fair market value. For some of these special benefits, including the country club membership and the office and office support, the Company will provide Mr. Kresa with a “gross up” payment if he incurs any tax liability for the benefits, which will put him in the same position as though such benefits were not taxable to him.

For his services as Chairman of the Company’s Board of Directors, Mr. Kresa received a director’s fee of $164,500 for each of the six months he served as Chairman following his retirement. Mr. Kresa was awarded a pro rata bonus under the Company’s 2002 Incentive Compensation Plan for the portion of the year that he served as Chief Executive Officer before his retirement as depicted in the Summary Compensation Table.

Mr. Kresa’s rights with respect to stock options and other equity awards previously granted by the Company will continue to be governed by the terms of the applicable grant agreements (as previously amended). The Transition Agreement clarifies that his stock options and other equity awards will become fully vested if a change of control occurs, as provided in the agreements and plans related to his stock options and awards. If Mr. Kresa incurs an excise tax upon or after a change of control because of the acceleration of his options and equity awards, the Company will provide him with a “gross up” payment to put him in the same position as though they were not subject to the excise tax. Mr. Kresa’s March 2000 Special Agreement terminated upon his retirement.

Beginning October 1, 2003, upon the election of Dr. Sugar as Chairman, Mr. Kresa received $15,000 each month for his services during the two-year consulting period. To the extent Mr. Kresa provides services to the Company on more than three days in any month during the consulting period, the Company will pay Mr. Kresa an additional $5,000 per day that he performs services for the Company beyond three days of service.

The agreement contains standard provisions relating to confidentiality, nondisclosure, and the assignment of inventions to the Company, as well as indemnification by the Company of Mr. Kresa under his October 18, 1987 Indemnification Agreement with the Company for services provided under the agreement. During the consulting period, Mr. Kresa is prohibited from competing with, or engaging in any activities that would be detrimental to, the Company.

Separation Agreement with Richard B. Waugh

The Company entered into a Separation Agreement with Mr. Waugh in connection with his retirement from employment as the Company’s Corporate Vice President and Chief Financial Officer, effective December 1, 2003. Under the Separation Agreement, and in recognition of his significant contributions to the Company over more than 25 years, Mr. Waugh received a lump sum payment of $3,700,000 in January 2004. In addition, the Separation Agreement provides for protection of Mr. Waugh’s past equity awards as follows:

•	Restricted Performance Stock Rights. Mr. Waugh’s remaining 34,000 Restricted Performance Stock Rights granted in December 1998, August 2001 and August 2002 will not be pro-rated upon the termination of Mr. Waugh’s employment as provided in the original grant agreement, and payments with respect to each RPSR will be made at the same time and on the same performance basis as if Mr. Waugh had not retired. The maximum number that may be paid out is 51,000 shares.

•	Mr. Waugh’s 10,000 Restricted Stock Rights, granted in November 1999, vested upon his retirement date.

•	Stock options. 60,000 options to purchase common stock granted to Mr. Waugh in December 1998, August 2001, August 2002 and August 2003 will continue to vest after his retirement as though he were still employed by the Company. Mr. Waugh may exercise these stock options until the termination of the ten-year term of the option or the earlier termination resulting from a change in control.

Under the terms of the Separation Agreement, Mr. Waugh received a bonus under the Incentive Compensation Plan for his performance during 2003 as depicted in the Summary Compensation Table. Mr. Waugh will continue to receive his current life and accidental death and dismemberment insurance for three years and will receive medical benefits under the Special Officer Retiree Medical Plan. The Separation Agreement contains standard provisions relating to non-disclosure of trade secrets, non-solicitation and non-disparagement, as well as releases of claims by both Mr. Waugh and the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Northrop Grumman’s officers and directors, and persons who own more than ten percent of a registered class of Northrop Grumman’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish Northrop Grumman with copies of all Forms 3, 4 and 5 they file.

Northrop Grumman believes that all its officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements during the fiscal year ended December 31, 2003. This is based on Northrop Grumman’s review of copies of Forms 3, 4 and 5 it has received and of written representations from certain reporting persons that they were not required to file a Form 5.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee proposes and recommends that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2004. Deloitte & Touche LLP served the Company as its independent auditors for 2003. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider this an indication to select other auditors for the following year. A representative from Deloitte & Touche LLP will attend the Annual Meeting, may make a statement, and will be available to respond to appropriate questions.

Fees Billed By the Independent Auditors

The following table summarizes aggregate fees billed to the Company for the years ended December 31, 2003 and December 31, 2002 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	Fiscal Year Ended December 31
	2003	2002
Audit Fees (a)	$10,483,000	$7,175,000
Audit Related Fees (b)	1,302,000	1,090,000
Tax Related Fees (c)	1,012,000	1,305,000
All Other Fees (d)	2,653,000	8,050,000

Total Fees	$15,450,000	$17,620,000

(a)	Audit Fees in 2003 and 2002 principally reflect fees of $8,824,000 and $6,200,000 for the respective consolidated financial statement audits, and $1,106,000 and $575,000 for the respective foreign statutory audits. Fees for foreign statutory audits are reported in the year in which the audits are performed. For example, foreign statutory audit fees reported in 2003 relate to audits of the Company’s foreign entities for the fiscal year ended 2002.

(b)	Audit Related Fees in 2003 reflect fees for audits of the Company’s employee benefit plans and audits of financial statements for businesses sold. In 2002, Audit Related Fees principally related to audits of the Company’s employee benefit plans, and due diligence services related to mergers and acquisitions. Fees related to benefit plan audits which are paid by the plans are excluded.

(c)	Tax Fees during 2003 and 2002 include fees for expatriate tax services, foreign subsidiary tax return preparation and international tax planning.

(d)	All Other Fees during 2003 and 2002 include fees of $2,638,000 and $7,360,000, respectively, for services provided by Deloitte Consulting. The Company has not engaged Deloitte Consulting to provide services since the first quarter of 2003. The Audit Committee imposed restrictions on the use of Deloitte Consulting that require any proposed future use of Deloitte Consulting be supported by a justification stating that the services requested are unique.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

It is the Audit Committee’s policy to pre-approve all audit and permitted non-audit services provided by the independent auditors in order to assure that the provision of these services does not impair the independent auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given at any time up to a year before commencement of the specified service. Any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority for any individual project up to a pre-determined amount to the Chairman of the Audit Committee.

The decisions of the Chairman to pre-approve a permitted service is reported to the Audit Committee at its next meeting. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, as well as the fees for the services performed to date.

The Audit Committee approved all audit and non-audit services provided by Deloitte & Touche during 2003.

Vote Required

The affirmative vote of a majority of the shares of Common Stock voting at the annual meeting (with each share entitled to one vote) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE PROPOSAL.

PROPOSAL THREE: STOCKHOLDER PROPOSAL ON CRITERIA FOR MILITARY CONTRACTS

The School Sisters of Notre Dame Cooperative Investment Funds, 336 East Ripa Avenue, St. Louis, Missouri 63125-2800, a beneficial owner of 44 shares of the Common Stock of the Company; The Sinsinawa Dominicans, 5030 N. Marine Drive, #2306, Chicago, Illinois, a beneficial owner of 40 shares of the Common Stock of the Company, the Congregation of Sisters of St. Agnes, 320 Country Road K, Fond du Lac, Wisconsin, 54935, a beneficial owner of 36 shares of the Common Stock of the Company, and the Congregation of the Passion, the proponents of a stockholder proposal, have stated that the proponents intend to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

Ethical Criteria for Military Contracts

Resolved: that the Board of Directors review and if necessary amend and amplify our Company’s code of conduct and statements of ethical criteria for military production-related contract bids, awards and contract execution, and report the results of this process to shareholders within six month of the annual meeting.

Support Statement

We believe that authentic global security exists only when all people everywhere feel secure. Global security will only come about when there is justice for all through human development and environmental and economic sustainability.

Faith communities measure the global economy not only by what it produces, but also by its impact on the environment, how it touches human life and whether it protects the dignity of the human person.

We believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedom of people worldwide if the company has not considered its responsibility for its decisions. We believe that economic decision making has both moral and financial components, and that our company’s responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations.

We believe companies engaging in research, development, production and sales of weapons, weapons components and weapons delivery systems must evaluate the decisions made when bidding on such work. That bidding/contract process must follow a defined format and include clear, concise criteria and policies.

We recommend that the criteria/standards include:

•	ethical business practices such that human rights and fair labor standards are upheld;

•	long-term environmental impact studies as well as waste management plans at production sites;

•	strategies for stability of employment, including descriptions of alternate production plans and funding sources;

•	directives for business practices which respect the culture of communities in which factories are located;

•	guidelines derived after critical study of political and civil stability of countries and before sale of weapons, weapons parts and dual-use technology;

•	studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with specific actions for remediation, should it be required;

•	processes that ensure that the principles of the common good and the integrity of creation are considered when making decisions about bidding on contracts.

MANAGEMENT’S POSITION

Northrop Grumman bids on and performs contracts for many customers, including the federal, state and local governments, foreign governments and commercial entities. Our decisions whether to bid on specific opportunities are made using the following criteria: (i) does the opportunity present an acceptable return to our stockholders, after consideration of all factors; and (ii) does Northrop Grumman have the capability to successfully perform the contract requirements as a prime or subcontractor.

Northrop Grumman’s mission is to contribute to the defense and protection of our nation while adhering to the highest standards of ethics and integrity. It is Northrop Grumman’s policy to comply with all applicable environmental, labor and export controls laws and regulations in bidding and performing all of our contracts, not just contracts for weapons system development or production. Further, since 90% of the Company’s business is with the US Department of Defense and state or local governments, contractual requirements also govern the conduct of our actions, many of which are addressed in the shareholder proposal. The Company also has numerous policies and procedures that deal with such areas as environmental controls, ethics, procurement integrity, conflicts of interest and many others. The shareholder proposal is therefore unnecessary as adequate measures currently are in place to ensure that Northrop Grumman conducts business in an ethical, responsible manner.

Vote Required

Approval of the proposal requires an affirmative vote of a majority of the votes cast on the proposal. Because the proposal is only a recommendation, its approval would not effectuate the change it references.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER THREE.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of 50 shares of the Common Stock of the Company, the proponent of a stockholder proposal, has stated that the proponent intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below.

Elect Each Director Annually

RESOLVED: Shareholders request that our Directors increase shareholder rights by adopting a bylaw and taking all other steps within their power so that each director is elected annually.

(Does not affect the unexpired terms of directors.)

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, Jerome McLaughlin, 31316 Floweridge Drive, Rancho Palos Verdes, Calif. 90275 and Fred Barthel, 521 28th Ave., Venice Calif. 90291 submitted this proposal.

We as shareholders voted in support of this topic.

Year	Rate of Support
1999	49%
2001	49%

These percentages are based on yes and no votes cast. I believe this level of shareholder support is more significant than the raw percentages because this support followed our Directors’ objections. The 51% vote for our Directors’ objection in 2001 represented only 39% of Northrop shares outstanding. Also in 2001 I believe that insiders owned a significant percentage of our stock considering that insiders owned 10% of our stock in 2003.

I believe that this topic is gaining more support. For instance, at Boeing the yes-vote increased from 50% in 2002 to 56% in 2003 (based on yes and no votes cast). Looking toward our 2004 ballot—mutual funds are expected to cast their ballots more in favor of shareholder-rights. This is according to “Tossing Out the Rubber Stamp,” subtitled “Under SEC pressure, mutual funds are making waves in their proxy voting,” Business Week, November 17, 2003. Under new SEC rules mutual funds will be required to disclose how they voted.

Strong Investor Concern

Thirty-eight (38) shareholder proposals on this topic achieved an impressive 62% average supporting vote in 2003.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it is best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

Source: “Take on the Street” by Arthur Levitt

Annual election on each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important after the $200 billion-plus total loss in combined market value at Enron, Tyco, WorldCom, Qwest and Global Crossing due in part to poor auditing.

I believe our Directors’ 2001 objection is unfounded—that the annual election of each Director could leave our company without experienced Directors. In the unlikely event that shareholders vote to replace all Directors, such a decision would express dissatisfaction with the incumbent Directors and would reflect the need for change.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for annual election of each Director. Institutional investors in general own 82% of Northrop stock.

Elect Each Director Annually

Yes on 4

MANAGEMENT’S POSITION

The Board of Directors, as provided under the Company’s Certificate of Incorporation approved by the stockholders of the Company, is divided into three classes. Each class serves a term of three years, with one class, constituting approximately one-third of the Board, being elected each year at the Company’s Annual Meeting of Stockholders. The Board consists of individuals with a broad range of experience and knowledge that is invaluable in considering issues important to the Company. This experience must be coupled with an in-depth understanding of our business, future plans and strategic posture in the defense industry. These characteristics are of particular importance to our Company due to its complex, global business and its significant investments in research and development, which are essential to the Company’s long-term growth. Having a majority of the directors with prior experience on the Board enables new directors to learn from continuing directors. The continuity and stability that result from staggered elections foster effective long-term planning and help create long-term value for our shareholders. If all directors were elected annually, a majority could be replaced each year, resulting in directors being unfamiliar with the Company. This could jeopardize, based on misplaced short-term objectives, our strategies and the long-term interests of our Company and our stockholders.

It is in the best interest of the Company and our stockholders and, we believe, our country to maintain a high level of experience and continuity within the Board of Directors. Under the current system, after an election, at least two-thirds of the Board will have had at least one year of experience with the Company. These Board members will have a heightened familiarity with our Company’s business policies and practices. Thus, the current structure of the Board is specifically tailored to ensure this minimum level of experience and continuity. In addition, a substantial majority of the Board is independent under a definition more stringent and restricted than that required by the SEC and NYSE.

Our classified Board structure provides the additional benefit of reducing the likelihood of a sudden, unsolicited and disadvantageous takeover of control of the Company without payment of an adequate, or in fact any, premium to the shareholders. A classified board provides the Company with the time and the leverage to negotiate at arms length with parties seeking control of the Company. Essentially, a classified board gives the Board the opportunity to consider alternatives that are best for the Company and that maximize stockholder value. Classified boards do not preclude successful takeover offers; they enhance the Board’s ability to obtain favorable terms. Declassification of the Board could eliminate these benefits and make the Company a target for unsolicited hostile overtures from parties seeking to benefit themselves at the expense of the Company and, more importantly, of its stockholders.

Directors selected to a classified Board are no less accountable to stockholders than they would be if all directors were elected annually. Directors have the same fiduciary duties regardless of the length of their terms. Our directors are also stockholders and share our stockholders’ interests.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. However, because the proposal is a recommendation, its approval would not effectuate the changes contemplated by the proposal. Elimination of the classified board would require amendment of the Company’s Certificate of Incorporation, which requires approval by the Board and holders of at least 66 2/3% of outstanding voting stock of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER FOUR.

MISCELLANEOUS

Voting on Other Matters

Management is not aware of any other business to be transacted at the Annual Meeting. Northrop Grumman’s Bylaws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted before the Annual Meeting. A copy of the pertinent Bylaw provisions is available on request to Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. If any such stockholder proposals or other business to be transacted properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

Proposal of Stockholders

Any stockholder who intends to present a proposal at the annual meeting in the year 2005 must deliver the proposal to the Corporate Secretary at 1840 Century Park East, Los Angeles, California 90067:

•	Not later than December 13, 2004, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934

•	Not earlier than January 27, 2005 and not later than February 26, 2005, if the proposal is submitted pursuant to the Company’s Bylaws, in which case we are not required to include the proposal in our proxy materials.

A copy of the Company’s Bylaws is available on request to Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067.

Cost of Soliciting Proxies

The cost of soliciting proxies in the accompanying form will be paid by the Company. In addition to solicitation by mail, arrangements will, where appropriate, be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The Company will, upon request, reimburse them for reasonable expenses incurred. The Company has retained D.F. King & Co, Inc. of New York at an estimated fee of $11,000 plus reasonable disbursements. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for stockholders and employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay.

John H. Mullan

Corporate Vice President and Secretary

April 12, 2004

NOTICE: THE COMPANY FILED AN ANNUAL REPORT ON FORM 10-K EFFECTIVE MARCH 10, 2004. STOCKHOLDERS OF RECORD ON MARCH 22, 2004 MAY OBTAIN A COPY OF THIS REPORT WITHOUT CHARGE FROM THE CORPORATE SECRETARY, NORTHROP GRUMMAN CORPORATION, 1840 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067.

EXHIBIT A

[As Amended December 16, 2003]

NORTHROP GRUMMAN CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee of the Board of Directors of Northrop Grumman Corporation (the “Company”) is organized and established by and among this Board of Directors for the purpose of assisting Board oversight of the accounting and financial reporting processes of the Company, the audits and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements related to financial statements and reporting; the Independent Auditor’s qualifications and independence; the performance of the Company’s internal audit function and performance of the Independent Auditors; the Company’s internal control structure; and any other matters relating to the Company’s accounting and financial reporting processes. The Audit Committee shall also prepare the report that SEC rules require be included in the Company’s annual proxy statement.

Organization

The Audit Committee shall consist of at least three directors as determined by the Board of Directors, each of whom shall be a non-employee Director of the Company, each of whom shall be independent in accordance with the criteria set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934 as in effect from time to time (including the requirement that director’s fees are the only compensation an Audit Committee member may receive from the Company), and at least one of whom shall be a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the rules issued by the Securities and Exchange Commission (“SEC”) pursuant thereto.

Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall conduct its meetings with the Vice President of Internal Audit and the Independent Auditors and such other members of management as determined by the Chairman of the Committee. The agenda for each regularly scheduled meeting of the Audit Committee shall provide for the opportunity at the discretion of the Audit Committee for separate sessions, on such terms and conditions as it may elect, severally, with Company management, the Company’s Vice President of Internal Audit and his staff, and the Independent Auditor, and for an Executive Session.

A majority of the members of the Audit Committee shall constitute a quorum for any meeting. Any action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present shall be an action of the Audit Committee.

Duties and Responsibilities

The responsibilities of the Audit Committee are to:

1.	Review this Charter periodically, at least annually, as conditions dictate and recommend to the Board of Directors any necessary or appropriate amendments;

2.	Review and advise on the selection and removal of the Vice President of Internal Audit. Additionally, the Audit Committee will review and recommend changes to the Internal Audit Charter;

3.

Appoint, discharge, compensate and oversee the work of the Company’s independent audit firm, which shall report directly to the Audit Committee and which, upon the constitution and effectiveness of the Public Company Accounting Oversight Board, shall be a registered public accounting firm as defined by the Sarbanes-Oxley Act of 2002 (the “Independent Auditor”), based upon the Committee’s judgment of the

1

independence of the auditors (taking into account the standards and rules established by the Public Company Accounting Oversight Board, and fees charged both for preapproved audit and preapproved non-prohibited non-audit services) and the quality of its audit work. The Audit Committee shall be responsible for the resolution of disagreements between management and the Independent Auditor regarding financial reporting. If the Independent Auditor is dismissed by the Audit Committee, the Audit Committee shall appoint a new Independent Auditor. The Audit Committee in its capacity as a committee of the Board of Directors shall determine the appropriate funding for payment of (i) compensation to the Independent Auditor employed for the purpose of issuing an audit report or performing other audit review or attest services for the Company, (ii) compensation to any advisers employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

4.	Review and preapprove each service, considered to be auditing services and non-prohibited non-audit services to be provided by the Independent Auditor. The Audit Committee may delegate to one or more of its members the authority to grant preapprovals required and as contemplated by Section 10A(i) of the Securities Exchange Act of 1934, with any such preapproval reported to the Audit Committee at its next regularly scheduled meeting.

5.	Review with the Independent Auditor and the internal auditors the scope and plan of their respective audits and the degree of coordination of those plans.

6.	Meet with the Independent Auditor, who shall report directly to the Audit Committee, to review, among other things, timely reports of all critical accounting policies to be used by the Company, all alternative accounting treatments discussed with management, the ramifications of such treatments and the Independent Auditor’s preferred treatment, and all written communications with management, including management letters and any schedule of unadjusted differences, as well as the results of the audit or review and any certification, opinion or report, which the Independent Auditor proposes to render in connection with the Company’s financial statements. The review should cover key issues that the Independent Auditor considered during its work, leading to its expression of an opinion or report on the financial statements of the Company and any problems or difficulties related to the audit or review and management’s response.

7.	Meet with the Vice President of Internal Audit and with management at least once a quarter to review their respective comments concerning the adequacy of the Company’s system of internal controls and such other matters as the Audit Committee may deem appropriate.

8.	Obtain and review, at least annually, a report by the Independent Auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the Independent Auditor and the Company.

9.	Review, and discuss with management and the Independent Auditor, the Company’s audited annual financial statements to be filed with the SEC on SEC Form 10-K and quarterly financial statements on Form 10-Q, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Audit Committee shall receive the disclosures by the Company’s principal executive officer and principal financial officer regarding the certifications required in each annual or quarterly report filed with the SEC in accordance with the rules regarding such certifications as adopted by the SEC. The Audit Committee shall discuss, in accordance with the rules of the New York Stock Exchange, earnings press releases and the included financial information, as well as the financial information and earnings guidance provided to analysts and ratings agencies.

10.

Direct the Independent Auditor and the internal audit staff to inquire into and report to it with respect to any of the Company’s contracts, transactions or procedures, or the conduct of the Corporate Office, or any other unit, or any other matter having to do with the Company’s business and affairs. The Audit Committee may

2

initiate special investigations, and has the authority to engage independent counsel, accounting and other advisers as it determines necessary to carry out its responsibilities under this Charter.

11.	Establish and periodically review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

12.	Set clear company hiring policies for employees or former employees of the Independent Auditors.

13.	Conduct an annual performance evaluation of the Audit Committee.

14.	Discuss guidelines and policies with respect to risk assessment and risk management.

Additional Powers

In addition to the powers necessary to carry out the foregoing responsibilities, the Audit Committee may in its discretion request and receive reports from the Chairs of other Committees of the Board regarding matters under the cognizance of such Committees that the Audit Committee determines are appropriate to the fulfillment of its functions under this Charter. The Audit Committee shall have such other duties as may be lawfully delegated to it from time to time by the Board of Directors. The Audit Committee shall report regularly to the Board of Directors and review with the Board of Directors any issues that may arise with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements related to financial statements and reporting, the performance and independence of the Independent Auditors or the performance of the internal audit function.

3

Directions to the STPC
(Located at NGST, Redondo Beach, California)

LAX
MANHATTAN MARRIOTT
HERMOSA BEACH
REDONDO BEACH
AVIATION BLVD.
SEPULVEDA BLVD.
INGLEWOOD AVE.
CENTURY BLVD.
CENTURY FWY.
IMPERIAL HWY.
ROSECRANS AVE.
MARINE AVE.
MANHATTAN BEACH BLVD.
ARTESIA BLVD.
405 SAN DIEGO FWY
405
110
105
91
NORTHROP GRUMMAN SPACE TECHNOLOGY PRESENTATION CENTER
STPC
Marine Ave.
Space Park Dr.
Redondo Beach Ave.
Aviation Blvd.
Doolittle Dr.
Manhattan Beach Blvd.
Parking
Parking
D1
R6
O4
O3
O2
O4
R1
R2
R3
E1
E2
S
R4
R7/TF2
M1
M2
M6/M7
O1
M3
R5
M4
R11
R9
R10
N
VICINITY MAP

South of Redondo Beach

I-405 North
Take Rosecrans exit – West
Turn left onto Rosecrans
Left on Aviation Blvd. (the 3rd stop light)
Left on Marine Ave. (the 2nd stop light)
Turn right at first stop light into Space Park
STPC on your left, parking just
east of building

North of Redondo Beach

I-405 South
Take Rosecrans exit – West
Left on Aviation Blvd. (the 3rd stop light)
Left on Marine Ave. (the 2nd stop light)
Turn right at first stop light into Space Park
STPC on your left, parking just
east of building

East of Redondo Beach

CA-91 West (Beach Cities)
Merge onto I-405 North toward
Santa Monica
Take Rosecrans exit – West
Turn left onto Rosecrans
Left on Aviation Blvd. (the 3rd stop light)
Left on Marine Ave. (the 2nd stop light)
Turn right at first stop light into Space Park
STPC on your left, parking just
east of building

NORTHROP GRUMMAN CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8686

EDISON, NJ 08818-8686

You can vote by phone or via the Internet anytime before May 18, 2004. You will need to follow the instructions to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card. If you mail your proxy card, it must be received by May 17, 2004.

Your vote is important. Please vote immediately.

Vote-by-Internet	[GRAPHIC OF COMPUTER]		Vote-by-Telephone	[GRAPHIC OF TELEPHONE]
OR
1. Log on to the Internet and go to http://www.eproxyvote.com/noc			1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2. Follow the easy steps outlined on the secured website.			2. Follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒

Please mark your	5398
votes as Indicated in this example.

This proxy/voting instruction is solicited by the Board of Directors of the Company. This proxy will be voted as marked. If not otherwise marked, this proxy will be voted “FOR” Proposals 1 and 2, and “AGAINST” Proposals 3 and 4.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2

1. Election of Class I directors to hold office for three years.

FOR ALL NOMINEES	FOR ☐	WITHHELD ☐	WITH HELD FROM ALL NOMINEES

Directors:

01. Lewis W. Coleman

02. J. Michael Cook

03. Philip A. Odeen

04. Aulana L. Peters

05. Kevin W. Sharer

☐
WITHHELD, for the following nominee(s) only (write names(s) above

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Auditor.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposals 3 and 4
3. Shareholder proposal regarding criteria for military contracts.	☐	☐	☐

4. Shareholder proposal regarding the classified board.	☐	☐	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:_________________	Date:_________________	Signature:_________________	Date:_________________

PROXY

NORTHROP GRUMMAN CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2004

10:00 A.M.

The Space Technology Presentation Center

One Space Park

Redondo Beach, California 90278

PROXY/VOTING

INSTRUCTION

DETACH HERE

NORTHROP GRUMMAN CORPORATION

This Proxy/Voting Instruction Card is Solicited on Behalf of

The Board of Directors for the 2004 Annual Meeting of Stockholders

The undersigned hereby constitutes and appoints W. Burks Terry and John H. Mullan, and each of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of Northrop Grumman Corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the 2004 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 18, 2004 at 10:00 a.m. (Pacific Daylight Time) at The Space Technology Presentation Center, One Space Park, Redondo Beach, California 90278, and at any and all adjournments or postponements thereof (the “Meeting”), as herein specified (or, if no direction is given, “FOR” the nominees) and in such proxyholder’s discretion upon any other matter that may properly come before the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND “AGAINST” PROPOSALS 3 AND 4.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

If shares are held on your behalf under any of the Company Savings Plans, the proxy serves to provide confidential instructions to the plan Trustee or Voting Manager who then votes the shares. Instructions must be received by May 13, 2004 to be included in the tabulation to the plan Trustee or Voting Manager. For shares represented by proxies not received by this date, the applicable plan Trustee or Voting manager will treat the received proxies as instructions to vote the respective plan shares in the same proportion as shares held under the plan for which voting instructions have been received.

(Continued and to be signed on the other side)

SEE REVERSE SIDE